AMENDED AND RESTATED
                         LOAN AND AGENCY AGREEMENT

                                   among

            FIRST FIDELITY BANK, NATIONAL ASSOCIATION, as Agent
     (successor by merger to First Fidelity Bank, N.A., South Jersey)

                                    and

                          THE BANKS PARTY HERETO

                                    and

                         CHECKPOINT SYSTEMS, INC.


                       Dated as of February 15, 1995

             AMENDED AND RESTATED LOAN AND AGENCY AGREEMENT AMONG
       FIRST FIDELITY BANK, NATIONAL ASSOCIATION, THE BANKS PARTY HERETO
                                      and
                            CHECKPOINT SYSTEMS, INC.
                               TABLE OF CONTENTS

Article                                                         Page
  I.    Definitions. . . . . . . . . . . . . . . . . . . . .      2

 II.    Credit Accommodations. . . . . . . . . . . . . . . .      11
        2.1    The Revolving Credit. . . . . . . . . . . . .      11
        2.2    Notices of Borrowing. . . . . . . . . . . . .      15
        2.3    Interest under the Revolving Credit Notes . .      16
        2.4    Continuation and Conversion of Loans. . . . .      17
        2.5    Termination or Reduction of Commitment. . . .      17
        2.6    Repayment of Revolving Credit Advances. . . .      18
        2.7    Payment to the Agent. . . . . . . . . . . . .      18
        2.8    Existing Term Loans . . . . . . . . . . . . .      19
        2.9    Post-Default Rate of Interest; Maximum
               Rate of Interest. . . . . . . . . . . . . . .      19
        2.10   Deposit Accounts. . . . . . . . . . . . . . .      20
        2.11   Computation of Interest and Fees. . . . . . .      20
        2.12   Manner of Payment . . . . . . . . . . . . . .      20
        2.13   Termination of Agreement. . . . . . . . . . .      21

III.    Guaranty . . . . . . . . . . . . . . . . . . . . . .      22
        3.1    Guaranty Agreement. . . . . . . . . . . . . .      22

 IV.    Representations and Warranties of the Borrower . . .      22
        4.1    Good Standing of the Borrower;
               Authorization . . . . . . . . . . . . . . . .      22
4.2     Compliance with Laws and Other Agreements. . . . . .      22
        4.3    No Conflict; Governmental Approvals . . . . .      22
        4.4    Financial and Other Information Regarding
               Borrower and Guarantor. . . . . . . . . . . .      23
        4.5    Taxes . . . . . . . . . . . . . . . . . . . .      23
        4.6    Encumbrances and Guaranties . . . . . . . . .      24
        4.7    Material Adverse Changes. . . . . . . . . . .      24
        4.8    Margin Securities . . . . . . . . . . . . . .      24
        4.9    ERISA . . . . . . . . . . . . . . . . . . . .      24
        4.10   Pending Litigation. . . . . . . . . . . . . .      25
        4.11   Valid, Binding and Enforceable. . . . . . . .      25
        4.12   Environmental Matters . . . . . . . . . . . .      25
        4.13   No Untrue Statements. . . . . . . . . . . . .      26

  V.    Conditions Precedent to the Agent's and the
        Banks' Obligations . . . . . . . . . . . . . . . . .      26
        5.1    Documents to be Delivered by the Borrower
               at Closing. . . . . . . . . . . . . . . . . .      26
        5.2    Conditions Precedent to Making Revolving
               Credit Loans or issuing any Letter of
               Credit. . . . . . . . . . . . . . . . . . . .      28

 VI.    Affirmative Covenants of the Borrower. . . . . . . .      29
        6.1    Use of Proceeds . . . . . . . . . . . . . . .      29
        6.2    Financial Statements. . . . . . . . . . . . .      29
        6.3    Ordinary Course of Business; Records. . . . .      30
        6.4    Information for the Agent and Banks . . . . .      30
        6.5    Insurance . . . . . . . . . . . . . . . . . .      31
        6.6    Maintenance . . . . . . . . . . . . . . . . .      31
        6.7    Taxes . . . . . . . . . . . . . . . . . . . .      31
        6.8    Leases. . . . . . . . . . . . . . . . . . . .      31
        6.9    Corporate Existence; Certain Rights; Laws . .      32
        6.10   Notice of Litigation or Other Proceedings . .      32
        6.11   Indebtedness. . . . . . . . . . . . . . . . .      32
        6.12   Notice of Events of Default . . . . . . . . .      32
        6.13   ERISA . . . . . . . . . . . . . . . . . . . .      32
        6.14   Deposit Accounts. . . . . . . . . . . . . . .      33
        6.15   Financial Covenants . . . . . . . . . . . . .      33
        6.16   Compliance with Environmental Laws. . . . . .      33
        6.17   Notice of Material Adverse Change . . . . . .      33
        6.18   Collateralization of Letters of Credit. . . .      34

VII.    Negative Covenants . . . . . . . . . . . . . . . . .      34
        7.1    Fundamental Corporate Changes . . . . . . . .      34
        7.2    Encumbrances. . . . . . . . . . . . . . . . .      35
        7.3    Guaranties. . . . . . . . . . . . . . . . . .      36
        7.4    Sales and Lease-Backs . . . . . . . . . . . .      36
        7.5    Loans, Investments. . . . . . . . . . . . . .      36
        7.6    Change in Business. . . . . . . . . . . . . .      37
        7.7    ERISA . . . . . . . . . . . . . . . . . . . .      37
        7.8    Restricted Payments . . . . . . . . . . . . .      37
        7.9    Compliance with Federal Reserve Board
               Regulations . . . . . . . . . . . . . . . . .      37
        7.10   Repurchase of Leases. . . . . . . . . . . . .      38
        7.11   Funded Indebtedness . . . . . . . . . . . . .      38

VIII.   Events of Default. . . . . . . . . . . . . . . . . .      38
        8.1    Borrower's Failure to Pay Principal or
               Interest. . . . . . . . . . . . . . . . . . .      38
        8.2    Borrower's Failure to Pay Fees and
               Other Sums. . . . . . . . . . . . . . . . . .      38
        8.3    Breach of Covenants or Conditions . . . . . .      39
        8.4    Defaults in Other Agreements. . . . . . . . .      39

        8.5    Agreements Invalid. . . . . . . . . . . . . .      39
        8.6    False Warranties; Breach of Representations .      39
        8.7    Judgments . . . . . . . . . . . . . . . . . .      40
        8.8    Bankruptcy or Insolvency of the Borrower
               or the Guarantor. . . . . . . . . . . . . . .      40
IX.    Remedies . . . . . . . . . . . . . . . . . . . . . .      41
        9.1    Further Advances; Acceleration; Setoff. . . .      41
        9.2    Further Remedies. . . . . . . . . . . . . . .      42
X.    LIBO and Base Rate Loan Provisions . . . . . . . . .      42
        10.1   Mandatory Suspension and Conversion of LIBO
               Rate Loans. . . . . . . . . . . . . . . . . .      42
        10.2   Change of Lending Office. . . . . . . . . . .      43
        10.3   Funding Losses. . . . . . . . . . . . . . . .      43
        10.4   Determinations. . . . . . . . . . . . . . . .      44
        10.5   Capital Adequacy. . . . . . . . . . . . . . .      44
XI.     The Agent. . . . . . . . . . . . . . . . . . . . . .      45
        11.1   Appointment . . . . . . . . . . . . . . . . .      45
        11.2   General Immunity. . . . . . . . . . . . . . .      45
        11.3   Proportionate Shares. . . . . . . . . . . . .      46
        11.4   Ratable Payments. . . . . . . . . . . . . . .      47
        11.5   Agent's Reimbursement and Indemnification . .      48
        11.6   Employment of Agents and Counsel. . . . . . .      48
        11.7   Rights as a Lender. . . . . . . . . . . . . .      48
        11.8   Bank Credit Decision. . . . . . . . . . . . .      48
        11.9   Successor Agent . . . . . . . . . . . . . . .      49
XII.    Miscellaneous. . . . . . . . . . . . . . . . . . . .      49
        12.1   Remedies Cumulative; No Waiver. . . . . . . .      49
        12.2   Notices . . . . . . . . . . . . . . . . . . .      49
        12.3   Costs, Expenses and Attorneys' Fees . . . . .      51
        12.4   Late Payment Fee. . . . . . . . . . . . . . .      51
        12.5   Survival of Covenants . . . . . . . . . . . .      52
        12.6   Counterparts; Effectiveness . . . . . . . . .      52
        12.7   Headings. . . . . . . . . . . . . . . . . . .      52
        12.8   Payment Due On A Day Other Than A
               Business Day. . . . . . . . . . . . . . . . .      52
        12.9   Judicial Proceedings. . . . . . . . . . . . .      52
        12.10  Governing Law . . . . . . . . . . . . . . . .      52
        12.11  Integration . . . . . . . . . . . . . . . . .      52
        12.12  Amendment and Waiver. . . . . . . . . . . . .      53
        12.13  Successors and Assigns. . . . . . . . . . . .      53
        12.14  Severability of Provisions. . . . . . . . . .      54
        12.15  Consent to Jurisdiction and Service
               of Process. . . . . . . . . . . . . . . . . .      55
        12.16  Indemnification . . . . . . . . . . . . . . .      55
        12.17  Confidentiality . . . . . . . . . . . . . . .      56
                 AMENDED AND RESTATED LOAN AND AGENCY AGREEMENT

           AMENDED AND RESTATED LOAN AND AGENCY AGREEMENT

          THIS AMENDED AND RESTATED LOAN AND AGENCY AGREEMENT ("Agreement"), dated as of February 15, 1995, is among CHECKPOINT SYSTEMS, INC., a Pennsylvania corporation (the "Borrower"), the BANKS (as hereinafter defined), and FIRST FIDELITY BANK, NATIONAL ASSOCIATION (successor by merger to First Fidelity Bank, N.A., South Jersey), a national banking association (individually as one of the Banks, referred to hereafter as "First Fidelity," and as agent for the Banks referred to as the "Agent"), as Agent.

                                   BACKGROUND

          A. The Borrower and First Fidelity are parties to a Loan Agreement dated as of December 23, 1992, and amended by First Amendment to Loan Agreement dated July 21, 1993, Second Amendment to Loan Agreement dated October 11, 1993, Third Amendment to Loan Agreement dated December 24, 1993, Fourth Amendment to Loan Agreement dated January 19, 1994, Fifth Amendment to Loan Agreement dated March 22, 1994, Sixth Amendment to Loan Agreement dated June 28, 1994 and Seventh Amendment to Loan Agreement, dated January 23, 1995 (collectively, the "Amendments"; such Loan Agreement as amended by the Amendments being referred to hereinafter as the "Existing Loan Agreement").

          B. In accordance with the terms of the Existing Loan Agreement, First Fidelity has extended to the Borrower (i) a revolving credit in the amount of $13,000,000 (the "Existing Revolving Credit") as evidenced by a Revolving Credit Note, dated December 23, 1992, as amended by that certain Allonge, dated July 21, 1993, that certain Allonge, dated October 11, 1993 and that certain Allonge to Revolving Credit Note, dated June 28, 1994 and that certain Allonge to Revolving Credit Note dated January 23, 1995 (as amended, the "Existing Revolving Credit Note") pursuant to which there is an outstanding principal balance on the date hereof of $14,880,000 (the "Existing Revolving Credit Indebtedness"), (ii) a term loan (the "Existing First Term Loan") in the amount of $7,000,000 as evidenced by a Term Loan Note, dated December 23, 1992 (the "Existing First Term Note") pursuant to which there is an outstanding principal balance on the date hereof of $4,900,000 (the "Existing First Term Indebtedness"), and (iii) a term loan (the "Existing Second Term Loan"; together with the Existing First Term Loan, collectively referred to as the "Existing Term Loans") in the amount of $8,000,000 as evidenced by a Term Note, dated January 3, 1994 (the "Existing Second Term Note"; together with the Existing First Term Note, collectively referred to as the "Existing Term Notes") pursuant to which there is an outstanding principal balance on the date hereof of $6,588,235.28 (the "Existing Second Term Indebtedness"; together with the Existing First Term Indebtedness, collectively referred to as the "Existing Term Indebtedness").

          C. The Existing Revolving Credit Indebtedness and the Existing Term Indebtedness are secured by a Guaranty, dated December 23, 1992, made by Checkpoint Systems of Puerto Rico, Inc. in favor of First Fidelity (the "Existing Guaranty"; together with the Existing Loan Agreement, the Existing Revolving Credit Note and the Existing Term Notes, collectively referred to herein as the "Existing Loan Documents").

          D. The Agent, the Borrower and the Banks (as hereinafter defined) desire to amend and restate the Existing Loan Documents to set forth the terms and conditions pursuant to which (i) the Agent and the Banks will make available to the Borrower certain credit facilities to be used by the Borrower, and (ii) the Existing Term Loans will be governed. Accordingly, the Agent, the Banks and the Borrower, each intending to be legally bound, hereby agree as follows:
                                   ARTICLE I
                                  DEFINITIONS

          The following terms shall have the following meanings in this
Agreement:

          "Adjusted LIBO Rate" means LIBOR plus 1.50%, provided however, that upon the completion of the Secondary Equity Offering, the term Adjusted LIBO Rate shall mean LIBOR plus 1.25%.

          "Adjusted LIBO Rate Loan" means any Loan or Advance under the Revolving Credit accruing interest at the Adjusted LIBO Rate.

          "Administration Fee" shall have the meaning given such term in
Section 2.1(d) hereof.

          "Administrative Office" shall mean the branch or office designated by the Agent from time to time as the branch or office at which the Agent will administer the Loans in accordance with the provisions of this Agreement.

          "Advance(s)" means the sum or sums loaned to the Borrower by the Banks from time to time under this Agreement and pursuant to the terms hereof including, without limitation, (i) the aggregate unpaid Revolving Credit Loans then outstanding hereunder, and (ii) the aggregate amount drawn under Letters of Credit for which the Banks have not been reimbursed.

          "Affiliate" shall mean any Subsidiary of the Borrower and any Person or entity that, now or hereafter, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the Borrower. For purposes of this definition, the terms "control," "controls" and "controlled" shall refer to the power to determine the management or policies of a Person, whether resulting from an official position or capacity with such Person, direct or indirect beneficial ownership of the voting securities or other equity interests of such Person, by contract or otherwise.

          "Agent" means First Fidelity Bank, National Association and its successors and assigns, as agent for the Banks.

          "Aggregate Commitment" shall mean the aggregate of the Commitments of all the Banks hereunder, which amount may be reduced from time to time as provided herein.

          "Agreement" shall mean this agreement, together with all exhibits, amendments, modifications and supplements hereto as may be in effect from time to time.

          "Amended and Restated Guaranty Agreement" shall mean the Amended and Restated Guaranty Agreement, dated the same date as this Agreement, in form and substance satisfactory to the Agent, by Checkpoint Systems of Puerto Rico, Inc. as guarantor, as required by Article III of this Agreement, together with all amendments, modifications, exhibits and schedules thereto as may be in effect from time to time.

          "Applicable Rate" means, with respect to any Revolving Credit Loan, the Base Rate, or the Adjusted LIBO Rate, all as determined in accordance with Section 2.3 hereof.

          "Banks" shall mean the Agent and the other banks listed on the signature pages of this Agreement, together with their respective successors and assigns.

          "Base Rate" shall mean the floating annual rate of interest that is designated from time to time by the Agent as the "Base Rate" and is used by the Agent as a reference rate with respect to interest rates charged to borrowers. The determination and statement of the Base Rate shall not in any way preclude the Agent or the other Banks from making loans to other borrowers at rates which are higher or lower than the Base Rate.

          "Base Rate Loan" means any Loan accruing interest at the Base
Rate.

          "Borrower" shall have the meaning specified in the initial paragraph of this Agreement, together with its successors and assigns.

          "Business Day" shall mean any day upon which the Agent is open for business at its office in Moorestown, New Jersey.

          "Capital Lease" shall mean any lease of property which, in accordance with GAAP, should be capitalized on the lessee's balance sheet.

          "Capital Lease Obligation" shall mean the amount of the liability which, according to GAAP, should be capitalized or disclosed with respect to a Capital Lease.

          "Change of Control" shall have occurred when:

          (i) any person or group within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "1934 Act") and the rules and regulations promulgated thereunder shall possess, or shall have acquired, on a cumulative basis, beneficial ownership (within the meaning of Rule 13d-3 of the 1934 Act), directly or indirectly, of securities of the Borrower (or other securities convertible into such securities) representing a majority of the combined voting power of all securities of the Borrower entitled to vote in the election of directors (hereinafter called a "Controlling Person") of the Company (collectively, a "Change of Control"); provided, however, that the occurrence of any such Change of Control shall be an Event of Default only in the event that such Change of Control was caused by or occurred as a result of a Hostile Transaction. For purposes of the preceding sentence, a person shall not be a Controlling Person if such person holds voting power in good faith and not for the purpose of circumventing this section as an agent, bank, broker, nominee, trustee, or holder of revocable proxies given in response to a solicitation pursuant to the 1934 Act, for one or more beneficial owners who do not individually, or, if they are a group acting in concert, as a group, have the voting power specified in the preceding sentence; or

          (ii) as the result of or in connection with any cash tender offer, exchange offer, sale of assets, merger, consolidation or other business combination of the Borrower with another corporation or entity or contested election of directors, the persons who were directors of the Borrower immediately prior to such occurrence shall cease to constitute a majority of the Board of Directors of the Borrower or the surviving, new or combined entity and any corporation or entity that shall control the Borrower or the surviving, new or combined entity; or

          (iii) the sale by the Borrower of all or substantially all of the capital stock, assets or business of the Guarantor.

          "Closing" shall mean the execution and delivery to the Agent and the Banks of all of the documents and instruments required by the terms of this Agreement and the closing of the transactions contemplated by this Agreement.

          "Closing Date" shall mean the date on which the Closing takes place.

          "Code" shall mean the Internal Revenue Code of 1986, as amended.

          "Commitment" means, for each Bank, the obligation of such Bank to make Revolving Credit Loans hereunder not exceeding the amount set forth opposite its signature below, which amount may be reduced from time to time as provided herein.

          "Commitment Fee" shall have the meaning given such term in Section 2.1(e) hereof.

          "Default" shall mean the occurrence of any event which with notice or lapse of time, or both, would become an Event of Default.

          "Dollar(s)" and the sign "$" means lawful money of the United States of America.

          "Domestic Lending Office" shall mean the branch or office designated by each Bank from time to time as the branch or office at which Base Rate Loans of each Bank are to be made and maintained.

          "Encumbrance" shall mean, as to any Person, any mortgage, lien, pledge, security interest or other encumbrance in or on, or any interest or title of any vendor, lessor, lender to, or other secured party of the Person under any conditional sale or other title retention agreement or Capital Lease with respect to, any property or asset of the Person.

          "Environmental Laws" shall mean the Federal Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. Sec. 9601, et seq., the Federal Resource Conservation and Recovery Act, as amended, 42 U.S.C. Sec. 6901 et seq., the Hazardous Materials Transportation Act, as amended, 49 U.S.C. Sec.1801, et seq., the New Jersey Spill Compensation and Control Act, as amended, N.J.S.A. 58:10-23.11 et seq. and all other federal, state and local environmental laws applicable to the Borrower or its business, operations or assets now or hereafter enacted, and all rules and regulations adopted or promulgated pursuant thereto from time to time.

          "ERISA" shall mean the federal Employee Retirement Income Security Act of 1974, as amended.

          "Eurocurrency Reserve Requirements" means, for any day, the aggregate (without duplication) of the maximum rates (expressed as a decimal) of reserve requirements for the members of the Federal Reserve (including, without limitation, basic, supplemental, marginal and emergency reserves), in effect on such day under Regulation D of the Board of Governors of the Federal Reserve System (or any successor) with respect to eurocurrency funding currently referred to as "Eurocurrency liabilities" in Regulation D.

          "Eurodollar Business Day" means any Business Day on which dealings in Dollar deposits are carried on in the relevant interbank market and on which commercial banks are open for domestic and international business (including dealings in Dollar deposits) in the jurisdictions in which such interbank market is located.

          "Eurodollar Lending Office" means the branch, office or affiliate designated by each Bank, from time to time, as the branch, office or affiliate at which Adjusted LIBO Rate Loans of such Bank are to be made and maintained.

          "Event of Default" shall have the meaning set forth in Article VIII of this Agreement.

          "Existing Revolving Credit Indebtedness" shall have the meaning given such term in the Recitals hereof.


          "Existing Term Notes" shall have the meaning given such term in the Recitals hereof.

          "Existing Term Loans" shall have the meaning given such term in the Recitals hereof.

          "Facility Fee" shall have the meaning given such term in Section 2.1(f) hereof.

          "Financial Statements" shall have the meaning set forth in Section 4.4(a) of this Agreement.

          "Funded Indebtedness" shall mean any obligation for borrowed money, including any Capital Lease Obligations.

          "GAAP" shall mean generally accepted accounting principles, as in effect at the time of application to the provisions hereof, and consistently applied.

          "Guarantor" shall mean Checkpoint Systems of Puerto Rico, Inc., together with its successors and assigns.

          "Guaranty" shall mean any guaranty or agreement to be a surety or other contingent liability (other than any endorsement for collection or deposit in the ordinary course of business), direct or indirect, with respect to any obligation of another Person.

          "Hazardous Materials" shall mean all materials of any kind which are flammable explosives, toxic, radioactive materials, hazardous wastes, hazardous or toxic substances, asbestos or any material containing asbestos, including, without limitation, "hazardous wastes," "hazardous substances" and "contaminants," as such terms are defined by Environmental Laws.

          "Hostile Transaction" shall mean (i) any tender offer with respect to which the Board of Directors of the Borrower does not recommend acceptance; or (ii) a proxy solicitation, as such term is used in Sec.14(a) of the 1934 Act for control of the Borrower and/or the Board of Directors of the Borrower, the result of which is the election of a majority of the Board of Directors otherwise than pursuant to proxies solicited by the Board of Directors (or the Borrower), as constituted immediately prior to such proxy solicitation.

          "Indebtedness" shall mean any obligation for borrowed money, including, without limitation:

               (a) any money obligation owed for all or any part of the purchase price of property or other assets or for the cost of property or other assets constructed or of improvements thereto, other than accounts payable included in current liabilities and incurred in respect of property or services purchased in the ordinary course of business;

               (b) any obligations with respect to banker's acceptances, any reimbursement obligations and other obligations under any letter of credit, currency swap agreement, interest rate swap, cap, collar or floor agreement, or other interest rate management device, or any forward sale or purchase agreement for foreign currencies;

               (c)  obligations pursuant to any Guaranty; and

               (d)  any Capital Lease Obligation.

          "Interest Period" means, with respect to Adjusted LIBO Rate Loans, a period of one, two or three months duration as the Borrower may elect; provided, however, that (a) if any Interest Period would otherwise end on a day which shall not be a Business Day, such Interest Period shall be extended to the next succeeding Business Day, subject to clauses (c) and (d) below;(b) interest shall accrue from and including the first day of each Interest Period to, but excluding, the day on which such Interest Period expires; (c) any Interest Period which would otherwise end on a day which is not a Eurodollar Business Day shall be extended to the next succeeding Eurodollar Business Day, unless such Eurodollar Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Eurodollar Business Day; and (d) with respect to any Interest Period which begins on the last Eurodollar Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) the Interest Period shall end on the last Eurodollar Business Day of a calendar month.

          "Judgment" shall have the meaning set forth in Section 8.7 of this Agreement.

          "LIBOR" for each Interest Period, as applied to an Adjusted LIBO Rate Loan, means the rate per annum determined pursuant to the following formula:

                                London InterBank Offered Rate
          LIBOR    =      1 - Eurocurrency Reserve Requirements

For purposes hereof, the term "London InterBank Offered Rate" means, for each Interest Period, as applied to an Adjusted LIBO Rate Loan, the rate of interest per annum quoted by the Agent, which quotation shall be conclusive, as the rate for the relevant Interest Period which appears on the Telerate Page 3750 as of 11:00 a.m., London time, on the day that is two Eurodollar Business Days prior to the commencement of such Interest Period. If such rate does not appear on the Telerate Page 3750, the rate to be utilized shall be the offered rate which appears, or if two or more such rates appear, the average (rounded up to the next higher 1/16th of 1%) of the offered rate which appears on the Reuters Screen LIBO Page as of 11 a.m. London time, on the day that is two Business Days prior to the commencement of such Interest Period.

          "Lending Office" means the Domestic Lending Office or the Eurodollar Lending Office or both. For purposes of Sections 10.1 and 10.2 hereof references to any "Bank" shall be deemed to include a reference to the applicable Lending Office of such Bank.

          "L/C Agreement" has the meaning ascribed to that term in Section 2.1(b) hereof.

          "Letters of Credit" has the meaning ascribed to that term in
Section 2.1(b) hereof.

          "Loan Documents" shall mean this Agreement, the Notes, the Amended and Restated Guaranty Agreement, and the L/C Agreement, as the same may be amended, extended or renewed, from time to time.

          "Loans" shall mean the Revolving Credit Loans and the Existing Term Loans.

          "Material Subsidiary" shall mean any Subsidiary of the Borrower contributing 10% or more of the consolidated net worth or 10% or more of the consolidated net revenues of the Borrower and its consolidated Subsidiaries.

          "Notes" shall mean the Existing Term Notes, the Revolving Credit Notes, and all replacements, amendments, extensions and renewals thereof.

          "Notice of Borrowing" shall mean a certificate in the form attached hereto as Exhibit A which shall constitute the Borrower's request for a Loan under the Revolving Credit.

          "Obligations" shall mean the obligations of the Borrower:

               (a) To pay the principal, interest, commitment fees and any other liabilities (whether now existing or hereafter incurred) of the Borrower to the Agent and the Banks under this Agreement and the other Loan Documents with respect to the Revolving Credit Loans in accordance with the terms thereof;

               (b) To pay the principal, interest, commitment fees and any other liabilities (whether now existing or hereinafter incurred) of the Borrower to First Fidelity under this Agreement and the other Loan Documents with respect to the Existing Term Loans in accordance with the terms thereof;

               (c) Under the L/C Agreement, both absolute and contingent and including the aggregate dollar amount subject to drawing under any Letters of Credit issued for the account of the Borrower and any and all charges imposed in accordance with the L/C Agreement and this Agreement; and

               (d) To reimburse the Agent and the Banks, on demand, for all of the Agent's and the Banks' expenses and costs, including the reasonable fees and expenses of its counsel, in connection with the negotiation, preparation, amendment, modification, or enforcement of this Agreement and the documents required hereunder, including all amounts payable under Section 12.3 hereof.

          "PBGC" shall mean the Pension Benefit Guaranty Corporation.

          "Person" shall mean any individual, corporation, partnership, association, joint-stock company, trust, unincorporated organization, joint venture, court or governmental or political subdivision or agency thereof.

          "Post-Default Rate" shall mean a rate per annum equal to the Base Rate as in effect from time to time plus 2% (provided that, if the amount in default is an Adjusted LIBO Rate Loan and the due date is a day other than the last day of an Interest Period therefor, the "Post-Default Rate" for such Loan shall be, for the period commencing on the due date and ending on the last day of the then current Interest Period thereof, the interest rate for such Loan for such Interest Period as provided in Section 2.3 hereof plus 2% and thereafter the Base Rate as in effect from time to time plus 2%).

          "Proportionate Share" means the ratio that each Bank's Commitment bears in proportion to the Aggregate Commitment.

          "Required Banks" means (i) Banks having at least 66 2/3% of the Aggregate Commitment or, if the Aggregate Commitment has been terminated, the aggregate unpaid principal amount of outstanding Advances, and (ii) Banks having at least 66 2/3% of the unpaid principal amount of the Existing Term Loans.

          "Reuters Screen LIBO Page" means the display designated as page "LIBO" on the Reuter Monitor Money Rates Service (or such other page as may replace the LIBO page on that service for the purpose of displaying London interbank offered rates of major banks).

          "Revolving Credit" shall mean the revolving credit from the Bank to the Borrower established pursuant to Section 2.1(c) of this Agreement.

          "Revolving Credit Loans" shall mean the loans made by the Banks to the Borrower pursuant to the Revolving Credit.

          "Revolving Credit Notes" shall have the meaning set forth in
Section 2.1 of this Agreement, together with all replacements, amendments and renewals thereof.

          "SBLC Fee" shall have the meaning given such term in Section 2.1(b)(2) hereof.

          "Secondary Equity Offering" shall mean the receipt by the Borrower of net cash proceeds (gross proceeds less commissions, selling expenses and other expenses related to the offering) from the sale of shares of its capital stock in an equity offering in an amount not less than $40,000,000.

          "Standard Fees" shall have the meaning given such term in Section 2.1(b)(2) hereof.

          "Subsidiary" shall mean, as to any designated corporation, any corporation, the outstanding shares of which having sufficient voting power (not depending on the happening of a contingency) to elect at least a majority of the members of its board of directors, are at the time owned directly or indirectly by the designated corporation.

          "Telerate Page 3750" means, the display designated as "Page 3750" on the Dow Jones Telerate Service (or such other page as may replace that page on that service for the purpose of displaying London interbank offered rates of major banks).

          "Termination Date" shall have the meaning set forth in Section 2.1(a) of this Agreement.

                                   ARTICLE II

                             CREDIT ACCOMMODATIONS

          2.1 The Revolving Credit. Subject to the terms and conditions hereof, the Banks agree to make available to the Borrower, commencing on the Closing Date, a revolving credit ("Revolving Credit") in the maximum principal amount of $25,000,000 (the "Aggregate Commitment"), upon the terms and conditions set forth herein.

               (a) Generally. Upon the request of the Borrower, at any time and from time to time during the period commencing on the Closing Date and ending on the earlier of (i) May 1, 1996 or (ii) a Change of Control (the "Termination Date"), each Bank severally agrees to make Revolving Credit Loans to the Borrower from time to time in amounts not to exceed in the aggregate at any one time outstanding the amount of such Bank's Commitment, which shall be used by the Borrower to repay to the Agent the Existing Revolving Credit Indebtedness and for general corporate purposes, including working capital and capital expenditures, but excluding the acquisition of the assets, stock or other equity interest in any other business, provided that after the Secondary Equity Offering, the Borrower shall be permitted to use the proceeds of the Loans in the acquisition of the assets, stock or other equity interest in any other business. The Agent and the Banks shall review this facility and the Borrower's financial statements, operations and business prospects and notify the Borrower on or prior to June 1, 1995 as to whether the Agent and the Banks wish to renew the Revolving Credit beyond May 1, 1996. Each Advance hereunder shall consist of Revolving Credit Loans made from the several Banks in their respective Proportionate Shares. Any reduction in the Aggregate Commitment pursuant to this Agreement shall ratably reduce the Commitment of each Bank in proportion to such Bank's Commitment. Each Advance shall be in a minimum amount of Five Hundred Thousand Dollars ($500,000) for a Base Rate Loan, and a minimum amount of $1,000,000 for an Adjusted LIBO Rate Loan. The aggregate outstanding principal under the Revolving Credit and the aggregate face amount of all outstanding Letters of Credit at any time shall not exceed the Aggregate Commitment. Unless the Agent notifies the Borrower in writing before June 1, 1995 that the Banks will extend the Revolving Credit beyond May 1, 1996, the Revolving Credit, unless sooner terminated, shall terminate on May 1, 1996. The Borrower may use the Revolving Credit during the period referred to in the preceding sentence by borrowing, repaying and reborrowing in accordance with the terms of this Agreement. Upon the Termination Date, unless the same has been extended by written agreement between the Agent, the Banks and the Borrower, the Banks' commitment to make Revolving Credit Loans shall terminate, all Revolving Credit Loans shall immediately mature and all Obligations under the Revolving Credit Loans shall be immediately due and payable in full, except that (i) Letters of Credit may remain outstanding beyond the Termination Date in accordance with Section 2.1(b)(1) hereof, provided the Borrower complies with Section 6.18 hereof and reimburses the Agent and the Banks for any drawing thereunder upon demand, and (ii) the Existing Term Loans shall be repaid in accordance with the terms of this Agreement and the Existing Term Notes.

               (b)  Letters of Credit.

                    (1) Generally. In addition to making loans to the Borrower under the Revolving Credit as provided in Section 2.1(a) hereof, the Agent, on behalf of the Banks, shall, upon the request of the Borrower and subject to the terms of this Agreement, also issue one or more standby letters of credit ("Letters of Credit") for the account of the Borrower up to an aggregate principal amount of $1,000,000 provided that the Borrower in connection therewith executes and delivers to the Agent the Continuing Agreement for Letters of Credit in the form attached hereto as Exhibit B or as such form may be amended from time to time by the Agent, with the consent of the Required Banks (the "L/C Agreement"). Each Bank shall be obligated under and shall participate in each Letter of Credit issued by the Agent hereunder, on behalf of the Banks, in an amount equal to such Bank's Proportionate Share of such Letter of Credit. In the event of any conflict between the terms of the L/C Agreement and this Agreement, the terms of this Agreement shall prevail. Any amount drawn under a Letter of Credit shall be reimbursed to the Agent by the Borrower on the date on which the draft is paid, and, if not reimbursed, shall be deemed to be a Loan made under the Revolving Credit payable on demand and bearing interest at the Base Rate in effect at such time in accordance with Section 2.3 hereof and shall be evidenced by the Revolving Credit Notes, provided that any such Loan shall bear interest at the Default Rate in effect from time to time after the occurrence of an Event of Default and the amount available to be borrowed under the Revolving Credit shall be reduced by the aggregate amounts drawn and available to be drawn at any time under all outstanding Letters of Credit. In no event shall the aggregate amount available to be drawn on all outstanding Letters of Credit plus the outstanding principal balance of Revolving Credit Loans exceed the Aggregate Commitment, except for the reason and for the period specified in Section 2.1(b)(4) below. The duration of any Letters of Credit shall not extend more than 180 days beyond the Termination Date without the written consent of all of the Banks.

                    (2) Issuance of Letters of Credit. Subject to the provisions of Section 2.1(b)(1), the Agent, on behalf of the Banks, shall issue Letters of Credit for the account of the Borrower, provided that the Borrower (i) provides a written request for each such Letter of Credit specifying the terms thereof, including, without limitation, the amount and the name and address of the beneficiary of such Letter of Credit; and (ii) executes and delivers to the Agent an application for each such Letter of Credit pursuant to the form provided for such purpose by the Agent. The Borrower shall pay to the Agent all transactional and customary fees required by the Agent in connection with the issuance of each Letter of Credit hereunder, including, without limitation, the Agent's standard remittance, transfer and issuance fees (collectively, "Standard Fees"), which fees may be deducted by the Agent from the Borrower's account as such fees are incurred. Notwithstanding the above, for each standby letter of credit issued on behalf of the Borrower hereunder, the Borrower shall pay to the Agent for the benefit of the Banks in their respective Proportionate Share a fee ("SBLC Fee") of one-percent (1%) per annum of the face amount of such letter of credit in quarterly installments for as long as the standby Letter of Credit remains outstanding, with the first installment of one-fourth of the annual fee due and payable on the date such standby Letter of Credit is issued.

                    (3) Existing Letters of Credit. Letters of credit listed on Schedule 2.1(b)(3) have been made by First Fidelity and are the sole obligation of First Fidelity and shall not be treated as part of the Revolving Credit or the Existing Term Loans.

                    (4) Foreign Currency Letters of Credit. The Agent shall mark to market from time to time the U.S. Dollar exposure of the Agent and the Banks under any Letters of Credit issued by the Agent, on behalf of the Banks, for the account of the Borrower which are denominated in a foreign currency, provided that the Agent shall not be obligated to issue any Letter of Credit denominated in a foreign currency which has not been approved by the Agent, in its reasonable discretion, for the issuance of Letters of Credit.
In the event that such marking to market causes the sum of the aggregate face amount of all outstanding Letters of Credit and the aggregate outstanding principal under the Revolving Credit to exceed the Aggregate Commitment, the Agent shall notify the Borrower and the Borrower shall reduce the outstanding Revolving Credit Loans within fifteen (15) days of such notice as needed to eliminate such excess.

               (c)  Revolving Credit Notes.  The obligations of the
Borrower to repay the aggregate outstanding principal under the Revolving Credit and to pay accrued interest thereon shall be evidenced by promissory notes, in form and substance satisfactory to the Banks, to be executed and delivered to each Bank in the amount of such Bank's Commitment hereunder, concurrently with the execution and delivery of this Agreement (the "Revolving Credit Notes").

               (d) Administration Fee. In addition to the interest payable by the Borrower in respect of the Revolving Credit Loans, the Borrower shall pay to the Agent an annual fee (the "Administration Fee") in the amount of $15,000, payable on the Closing Date and annually in advance on each December 31 thereafter, provided that if the Termination Date occurs during the subsequent calendar year, the Administration Fee shall be pro-rated from January 1 through and including the Termination Date and no Administration Fee shall be payable for any period after the Termination Date.

               (e) Commitment Fee. In addition to the interest payable by the Borrower in respect of the Revolving Credit Loans, the Borrower shall pay a fee (the "Commitment Fee") to the Agent, for the benefit of the Banks in their respective Proportionate Shares, equal to three-eighths of one percent (3/8%) per annum on the unused portion of the Aggregate Commitment payable quarterly in arrears on January 1, April 1, July 1, and October 1 of each year, commencing April 1, 1995, provided however, that such Commitment Fee shall be equal to one-fourth of one percent (1/4%) per annum on the unused portion of the Aggregate Commitment from and after the date of the completion of the Secondary Equity Offering, and, provided further, that outstanding Letters of Credit shall be deemed to be usage of the Revolving Credit.

               (f) Facility Fee. In addition to the interest payable by the Borrower in respect of the Revolving Credit Loans, the Borrower shall pay a fee (the "Facility Fee") to the Agent, for the benefit of the Banks in their respective Proportionate Shares, equal to one-fourth of one percent (1/4%) on the total amount of the Aggregate Commitment on or before the Closing Date.

          2.2.  Notices of Borrowing.    The Borrower may ask the Agent for
indications of LIBOR for specified Advances and Interest Periods as applicable and for indications of Base Rate at any time. Except as otherwise provided herein, the Borrower may request from time to time, prior to 11:00 A.M., Moorestown, NJ time, a Revolving Credit Loan by delivering to the Agent a completed and executed Notice of Borrowing (which shall be irrevocable and binding on the Borrower), in writing or by cable, telex, telecopier (with authorized signatures and with the executed original sent to the Agent under separate cover) or telephone (a) one Business Day before any Base Rate Loan is desired, and (b) three Eurodollar Business Days before any Adjusted LIBO Rate Loan is desired. Each such notice shall, if not written, be confirmed immediately in writing and such writing shall be sent by first-class mail, postage prepaid. Each such writing (a "Notice of Borrowing") shall be in the form of Exhibit A hereto, specifying (i) the requested date of borrowing (the "Borrowing Date"), (ii) the amount of the Revolving Credit Loan to be made or converted, and (iii) if applicable, the Interest Period applicable to the Adjusted LIBO Rate Loan. Upon receipt of any Notice of Borrowing under the Revolving Credit, the Agent shall promptly notify each Bank thereof (but no later than 3:00 p.m. Moorestown, N.J. time on the date any Notice of Borrowing is given). Each Bank is severally obligated to, and will, make the amount of its Proportionate Share of each borrowing available to the Agent for the account of the Borrower at the office of the Agent prior to 12:00 Noon on the Borrowing Date specified in the Notice of Borrowing in funds immediately available to the Agent. Such funds shall then be made available to the Borrower by the Agent crediting the Borrower's deposit account with the Agent, unless otherwise specified in the Notice of Borrowing, in immediately available funds one Business Day after such Notice of Borrowing referred to in clause (a) above, or three Eurodollar Business Days after such Notice of Borrowing referred to in clause (b) above, as the case may be. The same Notice of Borrowing shall be required with respect to any Advance subject to an Interest Period which is expiring. Subject to the terms and conditions of this Agreement, the Borrower may continue any Advance subject to an expiring Interest Period for an additional Interest Period or convert it to another Advance, in the Borrower's sole discretion, subject to the provisions of
Section 2.4 hereof. If, with respect to any maturing Adjusted LIBO Rate Loan, the Agent does not receive a timely Notice of Borrowing, the Borrower shall be deemed to have given notice for Base Rate Loans in an aggregate amount equal to the Adjusted LIBO Rate Loan.

          2.3 Interest under the Revolving Credit Notes. Interest shall accrue on the outstanding principal under the Revolving Credit Notes in accordance with the following provisions:

               (a) At the Borrower's election in accordance with the provisions of Section 2.2 and subject to Section 2.9 hereof, each Revolving Credit Loan shall bear interest at one of the following rates:

                    (i) The Base Rate, such rate to change when and as the Base Rate changes; or

                    (ii) The Adjusted LIBO Rate.

               (b) The Borrower shall not request, and the Agent shall not be required to provide, an indication of LIBOR with respect to any specified Interest Period for Advances of less than $1,000,000, and each Advance as to which the Borrower elects the Adjusted LIBO Rate shall be in an amount equal to or in excess of $1,000,000.

               (c) The Base Rate in effect on each day shall apply to the Advances bearing interest at such rate on such day.

               (d) All quotations of rate by the Agent hereunder which are accepted by the Borrower shall be conclusive and binding upon the Borrower.

               (e) If no Interest Period is elected with respect to any LIBO Rate Advance, the request for such Advance shall be deemed a request for a one-month Interest Period in respect of any such LIBO Rate Advance.

               (f) No more than three Adjusted LIBO Rate Loans shall be outstanding at any one time. If at any time there are three Adjusted LIBO Rate Loans outstanding, the Borrower shall not request, and the Agent shall not be required to provide, an indication of LIBOR with respect to any specified Interest Period.

               (g)  The Borrower shall pay interest in arrears on Base
Rate Loans on the first Business Day of each month commencing on the first day of the first month after the Closing Date and continuing until all of such Loans made by the Banks to the Borrower are paid in full ("Interest Payment Dates"). The Borrower shall pay interest in arrears on Adjusted LIBO Rate Loans on the last day of the applicable expiring Interest Period. All accrued but unpaid interest on the Loans evidenced by the Revolving Credit Notes shall also be payable on the maturity of the Revolving Credit Notes (by their stated terms, upon prepayment, acceleration or otherwise).

               2.4 Continuation and Conversion of Loans. Subject to the terms of this Agreement, the Borrower shall have the right to continue or convert a given Revolving Credit Loan subject to an Interest Period then expiring at the same Applicable Rate or another Applicable Rate, upon the same advance notice required with respect to the initial Advance subject to such Applicable Rate as provided in Section 2.2 hereof (and the Notice of Borrowing requirement therein). Subject to the terms and conditions of this Agreement, the Borrower may continue any Advances subject to an expiring Interest Period for an additional Interest Period of similar duration or convert it to an Advance subject to a different Applicable Rate or Interest Period, in its sole discretion, subject to the following:

                    (a) in the case of Adjusted LIBO Rate Loans, the desired Applicable Rate remains available;

                    (b) in the case of Adjusted LIBO Rate Loans, no Interest Period may be elected with respect to any Advance which expires after the Termination Date;

                    (c) all unpaid interest accrued under an expiring Interest Period must be paid by the Borrower when due and no conversion of a Base Rate Loan to an Adjusted LIBO Rate Loan, and no continuation of an Adjusted LIBO Rate Loan, shall be made for so long as any Default or Event of Default shall be continuing;

                    (d) no continuation or conversion of an Adjusted LIBO Rate Loan may be effected on other than the last day of an expiring Interest Period then in effect;

                    (e) Base Rate Loans may be converted into Adjusted LIBO Rate Loans only on a Eurodollar Business Day; and

                    (f) only the Interest Periods provided for in the definition of Interest Period shall be available for selection.

               2.5 Termination or Reduction of Commitment. The Borrower shall have the right, upon not less than thirty (30) days' written notice to Agent, to terminate the Revolving Credit, or to reduce the amount of the Aggregate Commitment provided that (a) any termination of the Revolving Credit while any Adjusted LIBO Rate Loans are outstanding, and any reduction of the amount of the Aggregate Commitment that reduces it to a sum which is less than the aggregate principal amount of the Adjusted LIBO Rate Loans then outstanding, may be made only on the last day of the respective Interest Periods in effect for such outstanding Adjusted LIBO Rate Loans, (b) any reduction of the Aggregate Commitment which is not in violation of clause (a) hereof shall be accompanied by the repayment of the Loans, together with accrued interest on the amount so repaid to the date of such repayment, to the extent, if any, that the amount of all Revolving Credit Loans then outstanding hereunder exceeds the Aggregate Commitment as then reduced, and (c) any termination of the Revolving Credit not in violation of clause (a) hereof shall be accompanied by repayment in full of all Revolving Credit Loans then outstanding hereunder, together with accrued interest and fees, if any, thereon to the date of such repayment. Any such allowable reduction in the Aggregate Commitment shall be in a minimum amount of $1,000,000, with $100,000 increments above $1,000,000. Any such reduction or reductions shall permanently reduce the amount of the Aggregate Commitment by such amount(s).

          2.6  Repayment of Revolving Credit Advances.

               (a) The Borrower may repay the Advances under the Revolving Credit in whole at any time or in part from time to time, provided, however:

                    (i) any such repayments, whether voluntary or mandatory, made with respect to any Adjusted LIBO Rate Loan on other than the last day of the Interest Period for such Loan shall be subject to Section 10.3 hereof and shall include all interest accrued thereon;

                    (ii) all voluntary partial repayments shall be in
                         amounts of $100,000 or integral multiples thereof.

Upon any repayment of the Revolving Credit Loans, the Borrower shall notify the Agent of the Advances to which such payment is to be allocated; in the absence of such notice any funds received by the Agent shall be allocated to the portion of the Revolving Credit Loans bearing interest at the Base Rate, and then to all other portions of the Revolving Credit Loans in such order as the Agent may elect.

          2.7 Payment to the Agent. All sums payable in respect of the Revolving Credit Loans shall be paid directly to the Agent in immediately available United States dollars at the times specified herein. The Agent shall promptly disburse such payments to each Bank in accordance with such Bank's Proportionate Share or as otherwise provided hereunder. The Agent may charge against any deposit account of the Borrower all or any part of any amount due hereunder. The Agent will send the Borrower statements of all amounts due hereunder, which statements shall be considered correct and conclusively binding on the Borrower in the absence of manifest error unless the Borrower notifies the Agent to the contrary within thirty days of its receipt of any statement which it deems to be incorrect, except that statements of interest shall be subject to adjustment in order to effectuate, retroactively, any change in or necessary correction to the computation of applicable interest rates. The Agent's failure to deliver any statement to the Borrower shall in no way affect or diminish the Borrower's obligations to pay all amounts when due hereunder. Without limiting the generality of the foregoing, each Bank shall receive its Proportionate Share of the SBLC Fee, the Commitment Fee and the Facility Fee, but shall not share in the Standard Fees, the Administration Fee or any fees payable to First Fidelity with respect to the Existing Term Loans.

          2.8 Existing Term Loans. As set forth in the Recitals hereof, First Fidelity has made available to the Borrower the Existing Term Loans.
The Existing Term Loans shall be payable as provided in this Agreement and in the Existing Term Notes, and the Banks other than First Fidelity shall have no interest therein, provided however, that, notwithstanding anything herein to the contrary, the Existing Term Loans shall be due and payable upon a Change of Control. Interest shall accrue on the Existing Term Loans at the rate or rates set forth in the Existing Term Notes. The Borrower may make payments and prepayments of the Existing Term Loans in whole or in part in multiples of $1,000,000 at any time and from time to time without penalty or premium upon notification to the Agent not later than 2:00 p.m. Moorestown, New Jersey time on the date of the proposed payment or prepayment. Except as otherwise provided in Section 11.4, (i) all prepayments of the outstanding principal of the Existing Term Loans shall be applied to installments of principal due thereunder as First Fidelity and the Borrower may agree, or if there is no agreement, then in the inverse order of their maturity, and (ii) all payments received by the Agent in respect of principal, interest or fees due under the Existing Term Loans shall be for the sole benefit of First Fidelity and First Fidelity shall not be obligated to apply such funds to outstanding principal or interest under the Revolving Credit.

          2.9  Post-Default Rate of Interest; Maximum Rate of Interest.

               (a) During the continuation of any Event of Default (after as well as before judgment), interest on all Loans shall be due and payable by the Borrower daily without requirement of demand, on the principal amount of the Advances outstanding and all other outstanding Obligations, at a rate per annum equal to the applicable Post-Default Rate to the maximum extent permitted by Applicable Law.

               (b) Nothing contained in this Agreement or the Notes shall require the Borrower at any time to pay interest at a rate exceeding the maximum rate allowable (including the rate as to which the Borrower may not interpose the defense of usury) under Applicable Law. If interest payable to the Agent or the Banks for any period would exceed such maximum allowable amount for such period, it shall be automatically reduced to such amount, and interest for any subsequent period, to the extent less than such maximum allowable amount for such subsequent period, shall, to that extent, be increased by the amount of such reduction. Any interest actually received for any period in excess of such maximum allowable amount for such period shall be deemed to have been applied as principal prepayments of the Notes.

          2.10  Deposit Accounts.

               (a) The Borrower agrees to establish and maintain one or more deposit accounts with the Agent or an affiliate of the Agent until all of the Obligations hereunder have been paid in full. The Agent and any affiliate of the Agent is authorized to charge the Borrower's account for any payments of principal, interest and fees which are due hereunder or under any of the Notes. The Agent is also authorized to make Revolving Credit Loans to the Borrower and to deposit the proceeds thereof to the Borrower's accounts at the Agent or any affiliate of the Agent if needed to cover overdrafts in any such account.

               (b) All balances of the Borrower maintained with the Agent or any affiliate of the Agent shall be subject to offset by Agent.

          2.11 Computation of Interest and Fees. Interest and all other charges provided for in this Agreement shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first but excluding the last day). Interest shall be calculated from and including the first day thereof to but excluding the last day thereof. If the date for any payment of principal is extended (whether by operation of this Agreement, any provision of law or otherwise), interest shall be payable for such extended time.

          2.12 Manner of Payment. All payments (other than payments under Section 2.1(b) due to the Agent or the Banks hereunder (including each prepayment), shall be made to the Agent at the Agent's Administrative Office not later than 12:00 noon, Moorestown, N.J. time, on the due date thereof, in Dollars in funds immediately available to the Agent at the Agent's

Administrative Office, for the account of (a) in the case of payments on account of Adjusted LIBO Rate Loans, the Eurodollar Lending Office of the Agent, and (b) in the case of all other payments hereunder, the Agent's Administrative Office, without any deduction whatsoever, including but not limited to any deduction for any set-off, recoupment, counterclaim (whether sounding in tort, contract or otherwise), provided that nothing herein shall prevent the Borrower from asserting a counterclaim. Payments received after 12:00 noon Moorestown, N.J. time shall be deemed received on the next succeeding Business Day or Eurodollar Business Day, as the case may be, and interest shall be payable on such amounts, until deemed received, at the Applicable Rate. The Borrower hereby authorizes and directs the Agent, if and to the extent payment due the Agent or the Banks hereunder is not otherwise made when due, to charge any amount so due against any or all of the accounts of the Borrower with the Agent or any Bank, with the Borrower remaining liable for any deficiency. Whenever any payment hereunder shall be due on a day that is not a Business Day, or in the case of payments on account of Adjusted LIBO Rate Loans, a Eurodollar Business Day, the date of payment thereof shall be extended to the next succeeding Business Day or Eurodollar Business Day, as the case may be, unless, in the case of a payment on account of an Adjusted LIBO Rate Loan, such extension would cause payment to be made in the next succeeding calendar month, in which case the date of payment shall be the preceding Eurodollar Business Day.

          2.13 Termination of Agreement. Notwithstanding anything in this Agreement to the contrary, this Agreement shall remain in effect until (i) the Termination Date has occurred, (ii) all of the Obligations, including the Obligations under the Existing Term Notes, have been paid in full, and (iii) the Agent has no further obligations under any Letters of Credit. After the Termination Date with respect to the Revolving Credit and the termination of all Letters of Credit and the payment of all Obligations under the Revolving Credit, (a) this Agreement shall apply to and govern the repayment of the Existing Term Loans in accordance with the Existing Term Notes, (b) the agency provisions set forth in Article XI hereof shall be deleted and be no longer of any effect whatsoever, and (c) First Fidelity shall be deemed to be the only Bank hereunder, and all provisions applicable to the Agent and the Banks shall apply only to First Fidelity.

                                  ARTICLE III
                                    GUARANTY

          3.1 Guaranty Agreement. To guarantee the prompt payment, performance, satisfaction and discharge when due of all the Obligations, the Borrower shall cause the Amended and Restated Guaranty Agreement to be executed and delivered to the Agent concurrently with the execution of this Agreement.

                                   ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES OF THE BORROWER

          In order to induce the Agent and the Banks to execute and deliver this Agreement and to make the Loans and Letters of Credit available to the Borrower, the Borrower represents and warrants to the Agent and the Banks, on behalf of itself and the Guarantor, that, as of the date hereof (and as of the date of each Advance in accordance with Section 5.2(b)):

          4.1 Good Standing of the Borrower; Authorization. The Borrower and the Guarantor are duly incorporated, organized and existing and in good standing in the Commonwealth of Pennsylvania and the State of Delaware, respectively, and are qualified to do business and in good standing in the State of New Jersey and in the Commonwealth of Puerto Rico, respectively, and in all other jurisdictions wherein the nature of their business or properties makes such qualification necessary, except where the failure to be so qualified would not affect in any material way the Borrower or the Guarantor, and each has the corporate power to own its properties and to carry on its business as now conducted. The execution, delivery and performance of this Agreement, and the Loan Documents have been duly authorized by all necessary corporate proceedings on the part of the Borrower and the Guarantor.

          4.2 Compliance with Laws and Other Agreements. The Borrower and the Guarantor are in compliance with all laws, rules, regulations, judgments, decrees, orders, agreements and requirements of law, which non-compliance might affect in any material way the Borrower or the Guarantor, their assets or the operation of their businesses and have not received, and have no knowledge of, any written order or written notice of any governmental investigation or of any violation or claim of violation of any law, regulation, judgment, decree, order, agreement, or other governmental requirement.

          4.3 No Conflict; Governmental Approvals. The execution, delivery, and performance of this Agreement and each of the Loan Documents do not (i) conflict with, violate, constitute a default under, or result in a breach of any provision of any applicable law, rule, regulation, judgment, decree, order, instrument or other agreement binding upon the Borrower or the Guarantor, or (ii) conflict with or result in a breach of any provision of the certificate of incorporation or by-laws of the Borrower or the Guarantor. No authorization, permit, consent or approval of or other action by, and no filing, registration or declaration with, any governmental authority or regulatory body is required to be obtained or made by the Borrower or the Guarantor for the due execution, delivery and performance of this Agreement or any of the Loan Documents, except such as have been duly obtained or made prior to the Closing Date and are in full force and effect as of the Closing Date (copies of which have been delivered to the Banks on or before the Closing Date).

          4.4  Financial and Other Information Regarding Borrower and
Guarantor.

               (a) The Borrower has delivered to the Banks true, correct and complete copies of the balance sheet of the Borrower and its consolidated Subsidiaries as of December 26, 1993 and the related consolidated statement of income for the period then ended, together with notes thereto and the unqualified report thereon, dated March 22, 1994 of Coopers & Lybrand, LLP; and the unaudited balance sheet of the Borrower and its consolidated Subsidiaries as of September 25, 1994 and related consolidated statement of income for the period then ended. Those financial statements ("Financial Statements") present fairly in all material respects the financial position of the Borrower and its consolidated Subsidiaries as of the dates thereof, and the results of the operations of the Borrower and its consolidated Subsidiaries for the periods then ended in conformity with GAAP (subject to year-end audit adjustments and required footnotes in the case of the unaudited statements).

               (b) The Borrower and the Guarantor have no material Indebtedness other than as shown in the Financial Statements, and as set forth on Schedule 4.4(b).

               (c) The Borrower and the Guarantor have no material "investment" (as such term is defined under GAAP), whether by stock purchase, capital contribution, loan, advance, purchase of property or otherwise, in any Person, other than as reflected in the Financial Statements.

          4.5 Taxes. The Borrower and the Guarantor are not delinquent in payment of any income, property or other tax, except for any delinquency in the payment of a tax which is contested in good faith by the Borrower or the Guarantor and for which appropriate reserves have been established in accordance with GAAP.

          4.6  Encumbrances and Guaranties.

               (a) All properties and assets of the Borrower and the Guarantor are owned by the Borrower and the Guarantor free and clear of all Encumbrances except (i) those for taxes or other government charges either not yet delinquent or the nonpayment of which is permitted by Section 4.5 or
Section 6.7 of this Agreement; (ii) those not arising in connection with Indebtedness that do not materially impair the use or value of the properties or assets of the Borrower or the Guarantor in the conduct of their businesses;
(iii) Encumbrances whose release and termination is evidenced by the delivery to the Agent by the Borrower or the Guarantor of appropriate documents on the Closing Date; and (iv) Encumbrances disclosed in the Financial Statements.

               (b) Except as set forth in Schedule 4.6(b), neither the Borrower nor the Guarantor is obligated under any material Guaranty, except for the Amended and Restated Guaranty Agreement.

          4.7 Material Adverse Changes. Since September 25, 1994, there has not been any material adverse change in the business, operations, properties or financial position of the Borrower or the Guarantor. Neither the Borrower nor the Guarantor knows of any fact (other than matters of a general economic or political nature) which materially adversely affects, or, so far as the Borrower or the Guarantor can now reasonably foresee, will materially adversely affect, the business, operations, properties or financial position of the Borrower or the Guarantor or the performance by the Borrower or the Guarantor of their obligations under this Agreement and the other Loan Documents.

          4.8 Margin Securities. The assets of the Borrower and the Guarantor do not include any "margin stock" within the meaning of Regulations G or U of the Board of Governors of the Federal Reserve System (12 C.F.R. 207,
221), and neither the Borrower nor the Guarantor has any present intention of acquiring any margin security.

          4.9 ERISA. The provisions of each employee benefit plan as defined in Section 3(3) of ERISA ("Plan") maintained by the Borrower and the Guarantor comply in all material respects with all applicable requirements of ERISA and of the Code, and with all applicable rulings and regulations issued under the provisions of ERISA and the Code setting forth those requirements. No reportable event, as defined in Section 4043 of ERISA, has occurred with respect to any Plan; no Plan to which Section 4021 of ERISA applies has been terminated; no Plan has incurred any liability to PBGC as provided in Section 4062, 4063 and 4064 of ERISA; no Plan has been involved in any prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code, provided that the representations as to the absence of a prohibited transaction shall be limited to the best knowledge of the Borrower and the Guarantor; and there are no unfunded liabilities with respect to any Plan which are not disclosed in the Financial Statements.

          4.10 Pending Litigation. Except as set forth on Schedule 4.10 and except for claims covered by insurance, there are no actions, suits, proceedings or investigations pending, or, to the knowledge of the Borrower or the Guarantor, threatened against or affecting the Borrower or the Guarantor, before any court, arbitrator or administrative or governmental body which would, in the aggregate, if determined adversely to the Borrower, adversely affect any action taken or to be taken by the Borrower or the Guarantor under this Agreement and the other Loan Documents or which would, in the aggregate, if determined adversely to the Borrower, materially adversely affect the business, operations, properties or financial position of the Borrower or the Guarantor, or the ability of the Borrower or the Guarantor to perform their obligations under this Agreement and the other Loan Documents.

          4.11 Valid, Binding and Enforceable. This Agreement and the Loan Documents have been duly and validly executed and delivered by the parties thereto (other than the Agent and the Banks) and constitute the valid and legally binding obligations of such parties enforceable in accordance with their respective terms, except as enforcement of this Agreement and the other Loan Documents may be limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors' rights and except as enforcement is subject to general equitable principles.

          4.12 Environmental Matters.

               (a) The Borrower and the Guarantor have performed all of their material obligations under, have obtained all necessary approvals, permits, authorizations and other consents required by, and are not in material violation of, any Environmental Laws.

               (b) Neither the Borrower nor the Guarantor has received any notice, citation, summons, directive, order or other communication, written or oral, from, and neither the Borrower nor the Guarantor has any knowledge of the filing or giving of any such notice, citation, summons, directive, order or other communication by, any governmental or quasi-governmental authority or agency or any other Person (and if by any Person, in writing) concerning the presence, generation, treatment, storage, transportation, transfer, disposal, release or other handling of any Hazardous Materials within, on, from, related to, or affecting any real property owned or occupied by the Borrower or the Guarantor.

               (c) To the best knowledge of the Borrower and the Guarantor, after reasonable inquiry (not including inquiry of any landlord of the Borrower or the Guarantor), no real property owned or occupied by the Borrower or the Guarantor has ever been used, either by the Borrower or the Guarantor or any of their predecessors in interest, to generate, treat, store, transport, transfer, dispose of, release or otherwise handle any Hazardous Material, except in compliance with applicable law.

               (d) To the best knowledge of the Borrower and the Guarantor, after reasonable inquiry (not including any environmental audit or any inquiry of any landlord of the Borrower or the Guarantor), there are no Hazardous Materials within, on or under, in material violation of applicable Environmental Laws, any real property owned or occupied by the Borrower or the Guarantor.

          4.13 No Untrue Statements. Neither this Agreement, the Loan Documents nor any other document, certificate or statement furnished or to be furnished by the Borrower or the Guarantor or by any other party to the Agent or any Bank in connection herewith contains, or at the time of delivery will contain, any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which they were made, not misleading.

                                   ARTICLE V

         CONDITIONS PRECEDENT TO THE AGENT'S AND THE BANKS' OBLIGATIONS

          The Agent's and the Banks' obligations hereunder are conditioned upon the satisfaction by the Borrower of the following conditions precedent:

          5.1 Documents to be Delivered by the Borrower at Closing. The Borrower shall deliver or cause to be delivered to the Agent, with copies to each of the Banks, at the Closing the following:

               (a) This Agreement duly executed by the Borrower and the other parties hereto;

               (b)  The Revolving Credit Notes duly executed by the
Borrower;

               (c) The Amended and Restated Guaranty Agreement duly executed by the party named as Guarantor therein;

               (d)  A certificate of the Secretary or an Assistant
Secretary of the Borrower dated the Closing Date including (i) resolutions duly adopted by the Borrower authorizing the transactions under the Loan Documents; (ii) a copy of the by-laws of the Borrower; (iii) evidence of the incumbency and signature of the officers executing on its behalf any of the Loan Documents and any other document to be delivered pursuant to any such documents, together with evidence of the incumbency of such Secretary or Assistant Secretary; (iv) a copy, certified by the Pennsylvania Secretary of State, as of the most recent date practicable, of the Borrower's Articles of Incorporation, together with the certification of the Secretary or Assistant Secretary of the Borrower as of the Closing Date that such Articles of Incorporation have not been amended since the date of the aforesaid certification by the Secretary of State; and (v) certificate of authority or good standing for the Borrower from the Pennsylvania and New Jersey Secretaries of State;

               (e)  A certificate of the Secretary or an Assistant
Secretary of the Guarantor dated the Closing Date including (i) resolutions duly adopted by the Guarantor authorizing the transactions under the Loan Documents; (ii) a copy of the by-laws of the Guarantor; (iii) evidence of the incumbency and signature of the officers executing on its behalf any of the Loan Documents and any other document to be delivered pursuant to any such documents, together with evidence of the incumbency of such Secretary or Assistant Secretary; (iv) a copy, certified by the Delaware Secretary of State, as of the most recent date practicable, of the Guarantor's Certificate of Incorporation, together with the certification of the Secretary or Assistant Secretary of the Guarantor as of the Closing Date that such Certificate of Incorporation has not been amended since the date of the aforesaid certification by the Secretary of State; and (v) certificates of authority or good standing for the Guarantor from the Delaware Secretary of State and from the Commonwealth of Puerto Rico;

               (f) The opinion of Stradley, Ronon, Stevens & Young, dated as of Closing Date, in the form attached hereto as Schedule 5.1(f);

               (g) The opinion of Guarantor's Counsel located in Puerto Rico dated as of Closing Date, in form and substance reasonably satisfactory to the Agent and its counsel; and

               (h) The opinion of Neil D. Austin, Esquire, in the form attached hereto as Schedule 5.1(h).

          5.2 Conditions Precedent to Making Revolving Credit Loans or issuing any Letter of Credit. The Banks shall not be obligated to make any Revolving Credit Loans or issue any Letter of Credit hereunder unless:

               (a) As of the date of the making of such Loan or the issuance of such Letter of Credit, no Default or Event of Default has occurred and is continuing;

               (b)  The representations and warranties contained in
Article IV are true and correct on the date of the proposed Advance, except that references to the Financial Statements in Section 4.4 shall refer to the financial statements most recently supplied to the Banks pursuant to Section
6.2 of this Agreement, the Borrower shall have no obligation to update the representations and warranties of Section 4.4(b) or 4.4(c) to any date beyond the date of such financial statements, and except for matters which have been disclosed by written notice given by the Borrower to the Agent and the Banks concerning events which have occurred since the Closing Date which are not inconsistent with the Borrower's obligations under this Agreement; and

               (c) No material adverse change has occurred in the financial condition of the Borrower and the Guarantor, taken as a whole, or the financial condition of the Borrower and its consolidated Subsidiaries, taken as a whole, since the date hereof;

               (d) With respect to the making of any Revolving Credit Loan, receipt by the Agent of a Notice of Borrowing; and

               (e) If a Letter of Credit is to be issued, Agent's receipt of the L/C Agreement duly executed by the Borrower.

          Each Notice of Borrowing under Section 2.2 hereof, and issuance of each Letter of Credit, shall constitute a representation and warranty by the Borrower made as of the time of the making of the Loan or the issuance of such Letter of Credit that the conditions specified in clauses (a) through (c) of this Section 5.2 have been fulfilled as of such time.

                                   ARTICLE VI
                     AFFIRMATIVE COVENANTS OF THE BORROWER

          The Borrower and the Guarantor (pursuant to the Consent and Acknowledgement attached hereto) hereby covenant and agree, that from the date hereof and until satisfaction in full of the Obligations and the termination of the Commitments and all Letters of Credit, unless the Required Banks shall otherwise consent in writing:

          6.1 Use of Proceeds. The Borrower shall use the proceeds of the borrowings hereunder only for the purposes specified in Sections 2.1(a) of this Agreement.

          6.2 Financial Statements. The Borrower shall furnish to each of the Banks:

               (a) within ninety days after the end of each fiscal year, a balance sheet of the Borrower and its consolidated Subsidiaries as of the end of such year, a statement of income, statement of retained earnings and statement of cash flows of the Borrower and its consolidated Subsidiaries for such year, setting forth in each case in comparative form corresponding consolidated figures from the preceding annual audit, all in such detail as the Agent may reasonably request. Such financial statements shall present fairly in all material respects the financial condition of the Borrower and its consolidated Subsidiaries as of the close of such year and the results of their operations and their cash flows during such year, in accordance with GAAP, and shall be audited and accompanied by both the report and the management letter, if a management letter is received, satisfactory in form and substance to the Agent, of a certified public accountant acceptable to the Required Banks (Coopers & Lybrand, LLP or any other "Big 6" accounting firm will be deemed acceptable to the Agent), and a certificate signed by the chief financial officer or the chief accounting officer of the Borrower in the form of Schedule 6.2(a) to the effect that such officer does not know of any Default or Event of Default or, if such officer shall have obtained knowledge of any such Default or Event of Default, specifying the nature thereof; provided however, that delivery of the Borrower's Annual Report on Form 10-K for such year as filed with the SEC shall be deemed to satisfy this clause
(a);

               (b) on or before January 15 of each year, management prepared financial projections for the current fiscal year on a consolidated basis for the Borrower and the Guarantor and all of their Subsidiaries;

               (c) within forty-five days after the end of each quarterly period (other than the fourth quarter) in each fiscal year, an unaudited balance sheet of the Borrower and its consolidated Subsidiaries as of the end of such quarterly period, and a statement of income, statement of retained earnings and statement of cash flows of the Borrower and its consolidated Subsidiaries for the period from the beginning of the current fiscal year to the end of such quarterly period, setting forth in each case the figures for the corresponding quarterly period in the preceding fiscal year which shall present fairly in all material respects the financial position of the Borrower and its consolidated Subsidiaries as of the end of such quarter and the results of their operations and their cash flows during such period, in accordance with GAAP, subject to year-end audit adjustments and required footnotes, and a certificate signed by the chief financial officer or the chief accounting officer of the Borrower in the form of Schedule 6.2(c) to the effect that such officer does not know of any Default or Event of Default or, if such officer shall have obtained knowledge of any such Default or Event of Default, specifying the nature thereof; provided however, that delivery of the Borrower's quarterly report on form 10-Q for such quarterly period as filed with the SEC shall be deemed to satisfy this clause (c); and

               (d) within forty-five days after the end of each fiscal quarter, the unaudited consolidating financial statements of the Borrower and its Subsidiaries, including a balance sheet and a statement of income and such other financial statements in such detail as the Required Banks may reasonably request for the Borrower and each direct or indirect Subsidiary of the Borrower, which shall present fairly in all material respects the financial position of the Borrower and each Subsidiary as of the end of such quarter and the results of its operations during such quarter and for the year-to-date, prepared in a manner consistent with such unaudited financial statements as previously delivered to the Agent, certified by the chief financial officer or the chief accounting officer of the Borrower.

          6.3 Ordinary Course of Business; Records. The Borrower and the Guarantor shall, and shall cause their Subsidiaries to, conduct their business only in the ordinary course and keep accurate and complete books and records of their assets, liabilities and operations consistent with sound business practices and in accordance with GAAP or in accordance with generally accepted accounting principles applicable in the country in which each foreign subsidiary is located.

          6.4 Information for the Agent and Banks. The Borrower and the Guarantor shall, and shall cause their Subsidiaries to, make available during normal business hours for inspection by the Agent and each of the Banks or their designated representatives any of their books and records when reasonably requested (upon reasonable prior notice, if no Event of Default has occurred and is continuing) by the Agent or any of the Banks to do so, and furnish the Agent and the Banks any information reasonably requested regarding their operations, business affairs and financial condition within a reasonable time after the Agent or any Bank gives notice of its request therefor.

          6.5 Insurance. The Borrower and the Guarantor shall, and shall cause their Subsidiaries to, carry at all times in financially sound and reputable insurers: (a) all workers' compensation or similar insurance as may be required under the laws of any jurisdiction; (b) public liability insurance against claims for personal injury, death or property damage suffered upon, in or about any premises occupied by it or occurring as a result of the ownership, maintenance or operation by them of any automobile, truck or other vehicle or as a result of the use of products manufactured, constructed or sold by them, or services rendered by them; (c) hazard insurance against such other hazards as are usually insured against by business entities of established reputation engaged in like businesses and similarly situated, including, without limitation, fire (flood, if applicable) and extended coverage; and pay all premiums on the policies for all such insurance when and as they become due and take all other actions necessary to maintain such policies in full force and effect at all times. The insurance specified in Subsections (b) and (c) shall be maintained in such amounts (and with co-insurance and deductibles) as such insurance is usually carried by business entities of established reputation engaged in the same or similar business and similarly situated.

          6.6 Maintenance. The Borrower and the Guarantor shall, and shall cause their Subsidiaries to, maintain their equipment, real property and other properties in reasonably good condition and repair (normal wear and tear excepted).

          6.7 Taxes. The Borrower and the Guarantor shall, and shall cause their Subsidiaries to, pay all taxes, assessments, charges and levies imposed upon them or on any of their property, or which they are required to withhold and pay over, except where contested in good faith by appropriate proceedings and where appropriate reserves therefor have been set aside on their books in accordance with GAAP or in accordance with generally accepted accounting principles applicable in the country in which each foreign subsidiary is located; provided, however, that the Borrower and the Guarantor shall pay all such taxes, assessments, charges and levies forthwith whenever foreclosure on any lien which attaches or security therefor appears imminent.

          6.8 Leases. The Borrower and the Guarantor shall, and shall cause their Subsidiaries to, pay all rent or other sums required by every lease to which either is a party as the same becomes due and payable, perform all their obligations as tenant or lessee thereunder except where contested in good faith by appropriate proceedings and where appropriate reserves therefor have been set aside in accordance with GAAP; and keep all such leases at all times in full force and effect during the terms thereof.

          6.9 Corporate Existence; Certain Rights; Laws. The Borrower, the Guarantor and each Material Subsidiary shall do all things necessary to preserve and keep in full force and effect in each jurisdiction in which they conduct business the business existence, licenses, permits, rights and franchises of the Borrower and the Guarantor and comply with all present and future laws, ordinances, rules, regulations, judgments, orders and decrees which affect in any material way the Borrower or the Guarantor, their assets or the operation of their businesses.

          6.10 Notice of Litigation or Other Proceedings. Except for claims which are fully covered by insurance, the Borrower and the Guarantor shall, and shall cause their Subsidiaries to, give immediate notice to the Banks of (i) the existence of any dispute, (ii) the institution of any material litigation, administrative proceeding or governmental investigation involving the Borrower or the Guarantor including, but not limited to, OSHA and environmental issues or (iii) the entry of any judgment, decree or order against or involving the Borrower or the Guarantor, any of which would, if adversely determined, materially and adversely affect the operation, financial condition, property or business of the Borrower and its consolidated Subsidiaries taken as a whole or affect the enforceability of this Agreement or any of the other Loan Documents.

          6.11 Indebtedness. The Borrower and the Guarantor shall, and shall cause their Subsidiaries to, pay or satisfy or cause to be paid or satisfied when due (or within applicable grace periods) all of their Indebtedness.

          6.12 Notice of Events of Default. The Borrower and the Guarantor shall give immediate notice to the Banks if either becomes aware of the occurrence of any Default or Event of Default.

          6.13 ERISA. The Borrower and the Guarantor shall, and shall cause their Subsidiaries to, maintain each Plan in compliance with all applicable requirements of ERISA and of the Code and with all applicable rulings and regulations issued under the provisions of ERISA and of the Code. As promptly as practicable (but in any event not later than ten days) after the Borrower, the Guarantor or any Subsidiary receives from the PBGC a notice of intent to terminate any Plan or to appoint a trustee to administer any

Plan, after the Borrower, the Guarantor or any Subsidiary has notified the PBGC that any reportable event, as defined in Section 4043 of ERISA, with respect to any Plan has occurred, or after the Borrower, the Guarantor or any Subsidiary has provided a notice of intent to terminate to each affected party, as defined for purposes of Section 4041(a)(2) of ERISA, with respect to any Plan, a certificate of the Chief Financial Officer or Chief Accounting Officer of the Borrower, the Guarantor or such Subsidiary shall be furnished to the Banks setting forth the details with respect to the events resulting in such reportable event, as the case may be, and the action which the Borrower, the Guarantor or such Subsidiary proposes to take with respect thereto, together with a copy of the notice of intent to terminate or to appoint a trustee from the PBGC, of the notice of such reportable event or of the Borrower's, the Guarantor's or such Subsidiary's notice of intent to terminate, as the case may be. Set forth on Schedule 6.13 is a description of the pending termination of a defined benefit pension plan as to which no further notice need be given to the Banks unless the effect of such termination differs materially from the information set forth in such exhibit.

          6.14 Deposit Accounts. Until the termination of the Revolving Credit and repayment of all amounts of principal, interest and other sums outstanding thereunder, the Borrower shall use the Agent or an affiliate of the Agent as its primary depository institution in the United States. Upon the termination of the Revolving Credit and repayment of all amounts of principal, interest and other sums outstanding thereunder, the Borrower shall continue to maintain deposits in such amounts as Borrower shall deem appropriate at the Agent or an affiliate of the Agent, but shall not be obligated to use the Agent or any of the Banks as its primary depository institution.

          6.15 Financial Covenants. The Borrower shall observe the financial covenants set forth on Schedule 6.15 attached hereto and made a part hereof.

          6.16 Compliance with Environmental Laws. The Borrower and the Guarantor shall, and shall cause their Subsidiaries to, comply in all material respects with all Environmental Laws and not use any property which they own or occupy to generate, treat, store, transport, transfer, dispose of, release or otherwise handle any Hazardous Materials, except in compliance with all Environmental Laws.

          6.17 Notice of Material Adverse Change. The Borrower and the Guarantor shall give immediate notice to each of the Banks if they become aware of any material adverse change in their business, operations, properties or financial position.

          6.18 Collateralization of Letters of Credit.  Upon the earlier of
(i) the occurrence of an Event of Default or (ii) the Termination Date, the Borrower shall replace all Letters of Credit outstanding at such time or fully collateralize the face amount thereof with cash deposited by the Borrower in a cash collateral account at the Agent.

                                  ARTICLE VII

                               NEGATIVE COVENANTS

          The Borrower and the Guarantor (pursuant to the Consent and Acknowledgement attached hereto) hereby covenant and agree, that from the date hereof and until satisfaction in full of the Obligations and the termination of the Commitments and all Letters of Credit, they will not do any one or more of the following without first obtaining the written consent of the Required
Banks:

          7.1  Fundamental Corporate Changes.

               (a) Enter into or effect, or permit any Subsidiary to enter into or effect, any merger, consolidation, division, reorganization or other transaction of like effect, or dissolve, except for a merger involving the Borrower in which the Borrower is the surviving corporation, or a merger involving the Guarantor in which the Guarantor is the surviving corporation, or a merger in which a Subsidiary (other than the Guarantor) is merged with and into the Borrower, the Guarantor or another Subsidiary, provided that no Change of Control occurs as a result thereof;

               (b) Sell, transfer, lease or otherwise dispose of all or any material part of its assets, or permit any Subsidiary to, except (i) in the ordinary course of business; (ii) sales of equipment and other fixed assets which are obsolete or no longer used or useful in the Borrower's business; (iii) sales without recourse of the Borrower's interest in leases of equipment entered into in the ordinary course of business; and (iv) sales without recourse of accounts receivable having a book value of not more than $2,000,000 during any fiscal year; or sell any leases or accounts receivable with recourse, except that the Borrower may sell with recourse, for cash, leases of equipment in which it is lessor and which were entered into in the ordinary course of business, provided that, as of the end of each fiscal quarter, the aggregate net present value of all recourse obligations incurred in connection with the sale of such leases cannot exceed the greater of $1 million or 25% of the aggregate net present value of the future lease payments payable under all leases sold by the Borrower to which such recourse obligations relate; or

               (c) Enter, or permit any Subsidiary to enter, into any transaction or series of transactions as a result of which the Borrower ceases to be the primary operating company of the Borrower and its Subsidiaries taken as a whole, or as a result of which the Guarantor ceases to be a significant operating company of such group.

          7.2 Encumbrances. Create or allow any Encumbrances to be on or otherwise affect any of their property or assets or the property or assets of their Subsidiaries except:

               (a) Encumbrances in favor of the Agent, for the benefit of the Banks;

               (b) Encumbrances for taxes, assessments and other governmental charges incurred in the ordinary course of business which are not yet due and payable or which are being contested in good faith and for which appropriate reserves have been established in accordance with GAAP;

               (c) Pledges or deposits made in the ordinary course of business to secure payment of workmen's compensation or to participate in any fund in connection with workmen's compensation, unemployment insurance or other social security obligations;

               (d) Good faith pledges or deposits made in the ordinary course of business to secure performance of tenders, contracts (other than for the repayment of Indebtedness) or leases or to secure statutory obligations or surety, appeal, indemnity, performance or other similar bonds required in the ordinary course of business;

               (e) Liens of mechanics, materialmen, warehousemen, carriers or other similar liens, securing obligations incurred in the ordinary course of business that are not yet due and payable;

               (f) Encumbrances securing Indebtedness incurred under agreements for the installment purchase of fixed assets other than real estate, provided such Indebtedness does not exceed 100% of the installment purchase price of such equipment;

               (g) Easements and other encumbrances on title to real property which exist on the date hereof and do not secure any obligation for borrowed money; and

               (h) Encumbrances disclosed in the Financial Statements or in Schedule 7.2.

          7.3 Guaranties. Directly or indirectly make, or permit their Subsidiaries to make, any Guaranties, in an amount over $1,500,000 in the aggregate, except for (i) Guaranties of obligations of Subsidiaries at least eighty percent (80%) of the stock of which is owned directly or indirectly by the Borrower, and (ii) Guaranties by any of the Subsidiaries of obligations of the Borrower, the Guarantor or another Subsidiary at least eighty percent (80%) of the stock of which is owned directly or indirectly by the Borrower. Notwithstanding the foregoing, the Borrower may make Guaranties related to sales of equipment in the ordinary course of business to leasing companies, provided that the aggregate net present value of all such Guaranties incurred in connection with the sale of such equipment to leasing companies cannot exceed the greater of (i) $1 million less the net present value of recourse obligations incurred in connection with the sale of leases pursuant to Section 7.1(b) or (ii) 25% of the aggregate net present value of the future lease payments payable under all such leases by leasing companies to which such Guaranties relate.

          7.4 Sales and Lease-Backs. Sell, transfer or otherwise dispose of, or permit their Subsidiaries to sell, transfer or otherwise dispose of, any property, real or personal, now owned or hereafter acquired, with the intention of directly or indirectly taking back a lease on such property.

          7.5 Loans, Investments. Purchase, invest in, or make any loan in the nature of an investment in, or permit their Subsidiaries to purchase, invest in, or make any loan in the nature of an investment in, the stocks, bonds, notes or other securities or evidence of Indebtedness of any Person, or make any loan or advance to or for the benefit of any Person, or permit their Subsidiaries to make any loan or advance to or for the benefit of any Person, except for (i) short-term obligations of the Treasury of the United States of America; (ii) certificates of deposit issued by banks with shareholders' equity of at least $500,000,000; (iii) repurchase agreements not exceeding 29 days in duration issued by banks with shareholders' equity of at least $500,000,000; (iv) notes and other instruments generally known as "commercial paper" which arise out of current transactions, which have maturities at the time of issuance thereof not exceeding nine months and which have, at the time of such purchase, investment or other acquisition, the highest credit rating of Standard & Poor's Corporation or Moody's Investors Service, Inc., (v) loans, advances, or investments in Subsidiaries at least eighty percent (80%) of the stock of which is owned directly or indirectly by the Borrower, provided that the Borrower provides to the Agent a schedule, updated on a quarterly basis, of all such loans, advances or investments; (vi) loans, advances or investments by the Borrower to or in the Guarantor or any Subsidiary; (vii) after the completion of the Secondary Offering, purchases of stock or other securities of corporations which are not Subsidiaries of the Borrower on the date of this Agreement, but which become Subsidiaries of the Borrower as a result of such purchase; and (viii) other loans and investments not exceeding $1,000,000 in aggregate book value outstanding at any time.

          7.6 Change in Business. Discontinue any substantial part, or change the nature of, or permit any of their Subsidiaries to discontinue any substantial part, or change the nature of, the business of the Borrower, the Guarantor or the Subsidiary, as applicable, or enter into any material new business unrelated to the present business conducted by the Borrower, the Guarantor or the Subsidiary, as applicable.

          7.7  ERISA.

               (a) Terminate any Plan maintained by the Borrower or the Guarantor to which Section 4021 of ERISA applies;

               (b) Allow the value of the benefits guaranteed under Title IV of ERISA to exceed the value of assets allocable to such benefits;

               (c)  Incur a withdrawal liability within the meaning of
Section 4201 of ERISA.

          7.8 Restricted Payments. Declare or pay any dividend (other than stock dividends), or make any distributions of cash or property, to holders of any shares of capital stock of the Borrower on account of such stock, or, directly or indirectly, redeem or otherwise acquire any such shares or any option, warrant or right to acquire any such shares except pursuant to the plan disclosed on Schedule 7.8; provided that the Borrower and the Guarantor may declare and may pay dividends provided no Default or Event of Default has occurred and is continuing at the time of such declaration or payment and provided further that the payment of such dividend will not cause the occurrence of a Default or Event of Default.

          7.9 Compliance with Federal Reserve Board Regulations. (i) Use, or permit any of their Subsidiaries to use, any of the proceeds of the Loans, directly or indirectly, for the purposes of purchasing or carrying any "margin stock" within the meaning of Regulations G or U of the Board of Governors of the Federal Reserve System (12 C.F.R. 207, 221), (ii) use, or permit any of their Subsidiaries to use, any of the proceeds of the Loans, directly or indirectly, for the purpose of purchasing, carrying or trading in any securities under such circumstances as to involve the Borrower in a violation of Regulation X of such Board (12 C.F.R. 224), or (iii) take or permit to be taken, or permit any of their Subsidiaries to take or permit to be taken, any other action which would result in the Loans or the consummation of any of the other transactions contemplated hereby being violative of such regulations or any other regulation of such Board.

          7.10 Repurchase of Leases. Make or permit any Subsidiary to make, any payments to repurchase leases of equipment and sold by the Borrower or any Subsidiary as lessor with recourse to the Borrower or any Subsidiary ("Recourse Equipment Leases") or to repurchase the equipment subject to any Recourse Equipment Leases unless after giving effect to such payment, for each fiscal year set forth below, the aggregate of such payments, net of the aggregate cash recoupment, cash recovery or other cash realization from the sale or other disposition of the Recourse Equipment Lease so repurchased or equipment subject to any Recourse Equipment Lease so repurchased during such fiscal year would not exceed the amount set forth below opposite the applicable fiscal year:

               Applicable Amount        Fiscal Year Ending
                $1,500,000              December 31, 1995
                 2,000,000              December 29, 1996
                 2,500,000              December 28, 1997
                 3,000,000              December 27, 1998 and
                                     thereafter

          7.11 Funded Indebtedness.  Except for the Obligations to the
Banks and the Agent and except as disclosed on Schedule 7.11, have any Funded Indebtedness prior to the completion of the Secondary Equity Offering.

                                  ARTICLE VIII
                               EVENTS OF DEFAULT

          An event of default ("Event of Default") under this Agreement shall be deemed to exist if any one or more of the following events occurs and is continuing, whatever the reason therefor:

          8.1  Borrower's Failure to Pay Principal or Interest.  The
Borrower fails to pay any amount of principal or interest or any reimbursement obligation under any Letter of Credit as and when due under this Agreement or any of the other Loan Documents, whether upon stated maturity, acceleration, or otherwise, and in the case of a failure to pay interest when due, the Borrower has not remedied and fully cured such failure to pay within three (3) Business Days after the date such payment is so due.

          8.2 Borrower's Failure to Pay Fees and other Sums. The Borrower fails to pay any amounts, other than as described in Section 8.1 hereof, of fees or other sums as and when due under this Agreement or any of the Loan Documents, or any other Obligations, whether upon stated maturity, acceleration, or otherwise and has not remedied and fully cured such failure to pay within five (5) Business Days after the date such payment is so due.

          8.3 Breach of Covenants or Conditions. The Borrower or the Guarantor (i) fails to perform or observe any term, covenant, agreement or condition in this Agreement set forth in Sections 6.1, 6.2(a), 6.2(c), 6.11, 6.12, 6.15, 6.17, 6.18 or in Article VII hereof, or (ii) fails to perform or observe any other term, covenant, agreement or condition in this Agreement or any of the other Loan Documents or is in violation of or non-compliance with any other provision of this Agreement or any of the Loan Documents, and has not remedied and fully cured such failure, violation or non-compliance under this clause (ii) within thirty (30) days after the earlier of (a) the date the Borrower or the Guarantor has knowledge of such failure, violation or non-compliance or (b) the Borrower or the Guarantor receives written notice thereof from the Agent, provided that such cure period shall not apply to violations referred to in clause (i) above.

          8.4 Defaults in Other Agreements. The Borrower or the Guarantor fails to perform or observe any term, covenant, agreement or condition contained in, or there shall occur any default under or as defined in, any other agreement applicable to the Borrower or the Guarantor or by which any of them is bound involving Indebtedness in excess of $100,000 in the aggregate of the Borrower or the Guarantor which shall not be remedied within the period of time (if any) within which such other agreement permits such default to be remedied.

          8.5 Agreements Invalid. The validity, binding nature of, or enforceability of any material term or provision of any of the Loan Documents is disputed by, on behalf of, or in the right or name of the Borrower or the Guarantor or any material term or provision of any such Loan Document is found or declared to be invalid, avoidable, or non-enforceable by any court of competent jurisdiction having jurisdiction over the parties hereto.

          8.6 False Warranties; Breach of Representations. Any warranty or representation made by the Borrower or the Guarantor in this Agreement or any other Loan Document or in any certificate or other writing delivered under or pursuant to this Agreement or any other Loan Document, or in connection with any provision of this Agreement shall prove to have been false, incorrect or breached in any material respect on the date as of which made.

          8.7 Judgments. A final judgment or judgments is entered, or an order or orders of any judicial authority or governmental entity is issued against the Borrower or the Guarantor (such judgment(s) and order(s) hereinafter collectively referred to as "Judgment") (i) for payment of money, which Judgment, in the aggregate, exceeds One Hundred Thousand Dollars ($100,000.00) outstanding at any one time, or (ii) for injunctive or declaratory relief which would have a material adverse effect on the ability of the Borrower or the Guarantor to conduct its business; and any such Judgment is not satisfied or discharged or execution thereon or enforcement thereof stayed pending appeal, within thirty days after entry or issuance thereof, or, in the event of such a stay, such Judgment is not discharged within thirty days after such stay expires.

          8.8  Bankruptcy or Insolvency of the Borrower or the Guarantor.

               (a) The Borrower or the Guarantor becomes insolvent, or generally fails to pay, or is generally unable to pay, or admits in writing its inability to pay, its debts as they become due or applies for, consents to, or acquiesces in, the appointment of a trustee, receiver or other custodian for the Borrower or the Guarantor, as the case may be, or a substantial part of its property, or makes a general assignment for the benefit of creditors.

               (b) The Borrower or the Guarantor commences any bankruptcy, reorganization, debt arrangement, or other case or proceeding under any state or federal bankruptcy or insolvency law, or any dissolution or liquidation proceeding.

               (c) Any bankruptcy, reorganization, debt arrangement, or other case or proceeding under any state or federal bankruptcy or insolvency law, or any dissolution or liquidation proceeding, is involuntarily commenced against or in respect of the Borrower or the Guarantor, or an order for relief is entered in any such proceeding.

               (d) A trustee, receiver, or other custodian is appointed for the Borrower or the Guarantor or a substantial part of such Person's property.

                                   ARTICLE IX
                                    REMEDIES

          9.1  Further Advances; Acceleration; Setoff.

               (a) Upon the occurrence and during the continuance of any one or more Events of Default, the Agent, upon written notice from the Borrower or any Bank to the Agent that an Event of Default has occurred hereunder, shall refuse to make any further Advances or Loans to the Borrower unless and until the Required Banks notify the Agent in writing that further Advances or Loans to the Borrower are permitted. Upon the request of the Agent made at the direction of the Required Banks, the Borrower shall deposit in an account with the Agent, as cash collateral for its obligations under the Loan Documents, an amount equal to the maximum amount currently or at any time thereafter available to be drawn on all outstanding Letters of Credit, and the Borrower hereby pledges to the Agent and the Banks and grants to the Agent and the Banks a security interest in all such cash as security for such obligations;

               (b) Automatically upon the occurrence of any Event of Default described in Section 8.8 of this Agreement, the unpaid principal balance of all Loans, all interest and fees accrued and unpaid thereon, and all other amounts and Obligations payable by the Borrower under this Agreement and the other Loan Documents shall immediately become due and payable in full, all without protest, presentment, demand, or further notice of any kind to the Borrower, all of which are expressly waived by the Borrower;

               (c) Upon the occurrence of any Event of Default other than as described in Section 8.8, in the sole discretion of the Required Banks, the unpaid principal balance of all Revolving Credit Loans, all interest and fees accrued and unpaid thereon, and all other amounts and Obligations payable by the Borrower under this Agreement and the other Loan Documents in respect of the Revolving Credit shall immediately become due and payable in full, all of the foregoing without protest, presentment, demand, or further notice of any kind to the Borrower, all of which are expressly waived by the Borrower;

               (d) Upon the occurrence of any Event of Default other than as described in Section 8.8 of this Agreement, in the sole discretion of First Fidelity, the unpaid principal balance of the Existing Term Loans, all interest and fees accrued and unpaid thereon, and all other amounts and Obligations payable by the Borrower under this Agreement and the other Loan Documents in respect of the Existing Term Loans shall immediately become due and payable in full, all without protest, presentment, demand, or further notice of any kind to the Borrower, all of which are expressly waived by the Borrower; and

               (e) If any one or more Events of Default shall have occurred, the Agent and the Banks, any affiliate of the Agent or any Bank and any other participant in the Loans shall have the right, in addition to all other rights and remedies available to them, without notice to the Borrower, to apply toward and set-off against and apply to the then unpaid balance of the Notes and the other Obligations any items or funds held by the Agent or such Bank, any and all deposits (whether general or special, time or demand, matured or unmatured, fixed or contingent, liquidated or unliquidated) now or hereafter maintained by the Borrower for its own account with the Agent or such Bank, any affiliate of such Bank or any participant in the Loans, and any other indebtedness at any time held or owing by the Agent or such Bank, any affiliate of the such Bank or any participant in the Loans to or for the credit or the account of the Borrower. Upon and during the continuance of an Event of Default, the Agent and the Banks are hereby authorized to charge any such account or indebtedness for any amounts due to the Agent or such Bank. Such right of set-off shall exist whether or not the Agent or such Bank shall have made any demand under this Agreement, the Notes or any other Loan Document and whether or not the Notes and the other Obligations are matured or unmatured. The Borrower hereby confirms the Agent's and the Banks' right of set-off, and nothing in this Agreement shall be deemed any waiver or prohibition of such right of set-off.

          9.2 Further Remedies. Upon the occurrence of any one or more Events of Default, the Agent and the Banks may proceed to protect and enforce their rights under this Agreement and the other Loan Documents by exercising such remedies as are available to the Agent and the Banks in respect thereof under applicable law, either by suit in equity or by action at law, or both, whether for specific performance of any provision contained in this Agreement or any of the other Loan Documents or in aid of the exercise of any power granted in this Agreement or any of the other Loan Documents.

                                 ARTICLE X
                    LIBO AND BASE RATE LOAN PROVISIONS

          10.1 Mandatory Suspension and Conversion of LIBO Rate Loans. The Banks' obligations to make, maintain or convert into Adjusted LIBO Rate Loans of any type shall be suspended, all outstanding Loans of that type shall be converted on the last day of their applicable Interest Periods (or, if earlier, in the case of clause (b) below, on the last day the Banks may lawfully continue to maintain Loans of that type or, in the case of clause (c) below, the day determined by the Agent or the Banks to be the last Business Day before the effective date of the applicable restriction) into, and all pending requests for the making of or conversion into Advances of such type shall be deemed requests for, Base Rate Loans, if:

               (a) on or prior to the determination of any interest rate for Adjusted LIBO Rate Loans of that type for any Interest Period, the Agent or any Bank determines that for any reason appropriate quotations are not available to it (including, quotations in the interbank market selected by it for deposits with it) for purposes of determining the Adjusted LIBO Rate or that such rate would not accurately reflect the cost to any Bank of making, maintaining or converting into an Adjusted LIBO Rate Loan type for such Interest Period;

               (b) at any time the Agent or any Bank determines that any change of law or regulation of any governmental agency or central bank makes it unlawful or impracticable for any Bank to make or maintain any Adjusted LIBO Rate Loan of that type, or to comply with its obligations hereunder in respect thereof; or

               (c) any Bank determines by reason of any change of law or regulation of any governmental agency or central bank that it is restricted, directly or indirectly, in the amount that it may hold of (i) a category of liabilities that include deposits by reference to which, or on the basis of which, the interest rate applicable to Adjusted LIBO Rate Loans of that type is directly or indirectly determined, or (ii) the category of assets that includes Adjusted LIBO Rate Loans of that type.

          The Agent shall promptly give notice to the Borrower of any circumstance that would make the provisions of this Section 10.1 applicable, but the failure to give any such notice shall not affect the Agent's or any Bank's rights hereunder.

          10.2 Change of Lending Office. Any Bank may at any time, and from time to time, change its Lending Office and shall give notice of any such change to the Borrower. The designation of a new Lending Office by any Bank shall not make operable the provisions of clause (b) or (c) of Section 10.1 hereof and shall not increase the interest rate payable by the Borrower if the operability of such clause or such claim or such increased interest rate results solely from such designation and not from a subsequent regulatory change.

          10.3 Funding Losses. The Borrower shall pay to the Agent, for the benefit of the Banks, upon request, such amount or amounts as the Agent and the Banks reasonably determine are necessary to compensate them for any loss, out-of-pocket cost or expense incurred by them as a result of (a) any payment, prepayment or conversion of and Adjusted LIBO Rate Loan on a date other than the last day of an Interest Period for such Adjusted LIBO Rate Loan or (b) an Adjusted LIBO Rate Loan for any reason (other than by error of the Agent or any Bank) not being made or converted, or any payment of principal thereof or interest thereon not being made, on the date therefor determined in accordance with the applicable provisions of this Agreement. At the election of the applicable Bank, and without duplication, such compensation on account of losses may include an amount equal to the excess of (i) the interest that would have been received from the Borrower under this Agreement on any amounts to be reemployed during an Interest Period or its remaining portion over (ii) the interest component of the return that such Bank determines it could have obtained had it placed such amount on deposit in the interbank Dollar market selected by it for a period equal to such Interest Period or its remaining portion.

          10.4 Determinations. In making the determinations contemplated by Sections 10.1, 10.2 and 10.3 hereof the applicable Bank may make such estimates, assumptions, allocations and the like that they, in good faith, determine to be appropriate, but such Bank's selection thereof in accordance with this Section 10.4, and the good faith determinations, estimates, assumptions, allocations and the like made by it on the basis thereof, shall be final, binding and conclusive upon the Borrower, except for error in computation or transmission. The applicable Bank shall furnish to the Borrower, upon request, a certificate outlining in reasonable detail the computation of any amounts claimed by it under this Article X and the assumptions underlying such computations and that such determination and assumption are in accordance with policies which are being applied to other borrowers generally, provided that the failure to deliver a certificate shall not affect the Banks' right to such amounts.

          10.5 Capital Adequacy. If after the date hereof, either (i) the introduction of, or any change or phasing in or implementation of any law or regulation or in the interpretation thereof by any central bank or governmental agency charged with the administration thereof or (ii) compliance with any directive, guidelines or request issued after the date hereof from any central bank or governmental agency (whether or not having the force of law) or (iii) compliance with the capital adequacy requirements of any bank regulatory agency, affects, after the date hereof, the amount of capital required or expected to be maintained by any Bank or any corporation directly or indirectly owning or controlling such Bank shall have reasonably determined in good faith that such introduction, change or compliance has the effect of reducing the rate of return on such Bank's capital or the asset value to such Bank of any Revolving Credit Loans or Advance made by such Bank, as a consequence, directly or indirectly, of its obligations to make and maintain the funding of Revolving Credit Loans or Advances hereunder, to a level below that which such Bank could have achieved but for such introduction, change or compliance (after taking into account such Bank's policies regarding capital adequacy) by an amount reasonably deemed by it to be material, to the extent such introduction, change or compliance is attributable to such Bank's Commitment or the Revolving Credit Loans or Advances then, upon demand by the Agent, which demand shall be preceded by at least sixty (60) days prior written notice setting forth such Bank's intent to charge additional amounts, together with an estimate of the increased charges and rates, the Borrower shall promptly pay to such Bank, such additional amount or amounts as shall be sufficient to compensate such Bank for such reduction on the rate of return. Such Bank's good faith determination of such amount or amounts that will compensate such Bank for such reductions shall be presumed correct absent error by such Bank. Notwithstanding the foregoing, the Borrower shall not be required to make additional payments to any Bank under this Section if the Bank requiring payment does not require other borrowers having commercial loans from such Bank, similar in size and character to the Loans made hereunder, to make additional payments to the such Bank by reason of the same occurrence which requires the Borrower to make additional payments under this Section.

                                   ARTICLE XI
                                   THE AGENT

          11.1 Appointment. Subject to the terms and conditions hereof, each Bank hereby appoints and irrevocably authorizes the Agent to act as the Agent of such Bank and to take such action as agent, on its behalf and to exercise such powers under this Agreement and the Loan Documents as are delegated to the Agent by the terms thereof, together with such powers as are reasonably incidental thereto. The Agent shall not have a fiduciary relationship in respect of any Bank by reason of this Agreement or the Loan Documents. As to any matters not expressly provided for by the Loan Documents, the Agent shall have no implied duties to the Banks and shall act or refrain from acting (and shall be fully protected in so acting or refraining from acting) in the same manner in which it would act with respect to a similar transaction for its own account; provided, however, that the Agent shall not be required to take any action which exposes the Agent to personal liability or which is contrary to this Agreement or any Loan Document or applicable law.

          11.2 General Immunity. Neither the Agent nor any of its directors, officers, representatives, agents or employees shall be liable to the Banks for any action taken or omitted to be taken by any of them except for their own gross negligence or willful misconduct. Without limiting the generality of the foregoing, the Agent: (i) may treat the payee of any Note as the holder thereof until the Agent receives written notice of the assignment or transfer thereof signed by such payee and in form satisfactory to the Agent; (ii) may consult with legal counsel (including counsel for the Borrower or the Guarantor), independent public accountants (including the Borrower's or the Guarantor's independent public accountants) and other experts selected by the Agent and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (iii) makes no warranty or representation to the Banks and shall not be responsible to the Banks for any statements, warranties or representations made in or in connection with this Agreement or any Loan Document; (iv) except as specifically set forth in this Agreement, shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any Loan Document or to inspect the property (including the books and records) of the Borrower or the Guarantor; (v) shall not be responsible to the Banks for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any Loan Document or property covered thereby or by any other instrument or document furnished pursuant thereto; and (vi) shall incur no liability under or in respect to this Agreement or any Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telegram, cable or telex) believed by the recipient to be genuine and signed or sent by the proper party or parties. The Banks respectively acknowledge that they have entered into this Agreement and the other Loan Documents based on their direct knowledge and independent investigations of the Borrower and the Guarantor over a period of time, that each is fully aware of the financial condition of the Borrower and the Guarantor, and that each has not relied in whole or in part upon any representations as to the Borrower or the Guarantor, by the Agent for itself or as the Agent. The Agent shall not be responsible to the Banks for any recitals, reports, statements, warranties or representations herein or in any Loan Document or be bound to ascertain or inquire as to the performance or observance of any of the terms of this Agreement or of any Loan Document. The Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder or under any of the other Loan Documents in accordance with written instructions signed by all of the Banks, and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Banks and on all holders of the Notes.

          11.3 Proportionate Shares. Whenever the Agent disburses any Revolving Credit Loan, the Agent is authorized to advance for the account of each Bank its Proportionate Share of each such Revolving Credit Loan, and each

Bank agrees to pay the Agent in federal funds, upon demand, such Proportionate Share. The Agent agrees that it shall promptly notify each Bank of any request by the Borrower for a Revolving Credit Loan, and each Bank agrees to provide its Proportionate Share of such Revolving Credit Loan on the date such Revolving Credit Loan is to be made. Upon receipt from the Borrower of each payment of principal or interest on any Revolving Credit Loan, and upon each payment of fees paid to the Agent, for the benefit of the Banks, or other amounts required to be shared hereunder, the Agent shall promptly remit, in federal funds, to each Bank its Proportionate Share thereof as its share of such payment and, until doing so, shall hold all such payments in trust for the Banks. The Borrower and the Banks acknowledge and agree that the obligation of each Bank hereunder is several, and neither the Agent nor any other Bank shall be responsible to the Borrower or any other Bank for the obligation and Commitment of any Bank, nor on account of the failure or delay in performance or breach of any Bank or the Borrower of any of its obligations hereunder, nor will the failure of any one or more Banks to perform any of its obligations in any way relieve the other Banks from the performance of their respective obligations.

          11.4 Ratable Payments. If any Bank shall obtain any payment or prepayment on account of the Revolving Credit Notes held by such Bank in excess of its Proportionate Share of payments on account of the Revolving Credit Notes obtained by all the Banks, such Bank shall pay over such excess payment to the Agent for application and distribution to the Banks in accordance with this Agreement. If First Fidelity shall obtain any payment or prepayment on account of the Existing Term Notes, First Fidelity shall apply such payment to principal or interest due under the Existing Term Notes in accordance with the provisions thereof. Notwithstanding anything in this Section or this Agreement or any other Loan Document to the contrary, any payment made voluntarily by the Borrower and obtained by any Bank which is not received by such Bank on account of amounts outstanding under this Agreement and under the Notes may be retained by such Bank and shall not be subject to the required proportionate sharing of payments as set forth above, provided however, that if any such payment is to be applied to any of the Obligations, it shall be paid over to the Agent for application and distribution to the Banks in accordance with this Agreement. Notwithstanding anything in this Section or this Agreement or any other Loan Document to the contrary, if any payment is received by any Bank (whether voluntary, involuntary, through the exercise of any right of setoff or otherwise) (i) after the occurrence of an Event of Default and during the continuance thereof, or (ii) upon acceleration of the repayment of the Loans pursuant to Section 9.1 hereof, such amounts shall be paid to the Agent and applied pro rata as between the Revolving Credit Loans and the Existing Term Loans.

          11.5 Agent's Reimbursement and Indemnification. To the extent that the Agent is not reimbursed therefor by the Borrower, the Banks agree to reimburse on demand and indemnify the Agent ratably in proportion to their respective Proportionate Shares for (a) any out-of-pocket expenses incurred by the Agent, on behalf of the Banks, in connection with the preparation, execution, delivery, administration and enforcement of this Agreement and the other Loan Documents and (b) any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of this Agreement or any other Loan Document or any other document delivered in connection with this Agreement or any other Loan Document or the transactions contemplated hereby or thereby or the enforcement of any of the terms hereof or of any such other documents, provided that no Bank shall be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct of the Agent.

          11.6 Employment of Agents and Counsel. The Agent may execute any of its duties as Agent hereunder or under any of the other Loan Documents by or through employees, agents, representatives and attorneys-in-fact and shall not be answerable to the Banks, except as to money or securities received by it or its authorized agents, for the default or misconduct of any such agents, representatives or attorneys-in-fact selected by it with reasonable care. The Agent shall be entitled to advice of counsel concerning all matters pertaining to the agency hereby created and its duties hereunder or under any of the other Loan Documents. The Agent shall be entitled to rely upon any note, notice, consent, certificate, affidavit, letter, telegram, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and, in respect to legal matters, upon the opinion of counsel selected by the Agent, which counsel may be employees of the Agent.

          11.7 Rights as a Lender. With respect to the Agent's Commitment, Revolving Credit Loans made by it and the Note issued to it, the Agent shall have the same rights and powers hereunder or under any other Loan Document as any Bank and may exercise the same as though it were not the Agent, and the term "Bank" or "Banks" shall, unless the context otherwise indicates, include the Agent in its individual capacity. The Agent may accept deposits from, lend money to, and generally engage in any kind of banking or trust business with the Borrower as if it were not the Agent.

          11.8 Bank Credit Decision. Each Bank acknowledges that it has, independently and without reliance upon the Agent or any other Bank and based on the financial statements prepared by the Borrower and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Loan Documents. Each Bank also acknowledges that it will, independently and without reliance upon the Agent or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents.

          11.9 Successor Agent. The Agent may resign at any time by giving ten Business Days' prior written notice thereof to the Banks and to the Borrower. Upon any such resignation, the Required Banks shall have the right to appoint, on behalf of the Borrower and the Banks, any other Bank as a successor Agent. If no successor Agent shall have been so appointed by the Required Banks and shall have accepted such appointment within thirty days after the retiring Agent's giving notice of resignation, then the retiring Agent may appoint, on behalf of the Borrower and the Banks, any other Bank as a successor Agent. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the Retiring Agent shall be discharged from its duties and obligations hereunder. After any retiring Agent's resignation hereunder as Agent, the provisions of this Article XI shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Agent hereunder.

                                  ARTICLE XII
                                 MISCELLANEOUS

          12.1 Remedies Cumulative; No Waiver. The rights, powers and remedies of the Bank provided in this Agreement and the other Loan Documents are cumulative and not exclusive of any right, power or remedy provided by law or equity, and no failure or delay on the part of the Bank in the exercise of any right, power, or remedy shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power, or remedy preclude other or further exercise thereof, or the exercise of any other right, power or remedy.

          12.2 Notices. Every notice and communication under this Agreement or any of the other Loan Documents shall be in writing and shall be given by either (i) hand-delivery, (ii) first class mail (postage prepaid),
(iii) nationally recognized overnight commercial courier (charges prepaid), or
(iv) telecopy or other means of electronic transmission, if confirmed promptly by any of the methods specified in clauses (i), (ii) and (iii) of this sentence, to the following addresses:

          If to the Borrower:
          Checkpoint Systems, Inc.
          550 Grove Road
          Thorofare, NJ  08086
          Attn: Mr. Steven G. Selfridge,
                Senior Vice President-Operations and Chief Financial
                Officer
          Fax:  (609) 848-2042

          With a copy to:
          Checkpoint Systems, Inc.
          550 Grove Road
          Thorofare, NJ  08086
          Attn: Neil D. Austin, Esquire
                Vice President, General Counsel and Secretary
          Fax:  (609) 848-2042

          And with a copy to:
          Stradley, Ronon, Stevens & Young
          2600 One Commerce Square
          Philadelphia, PA  19103-7098
          Attn: James M. Papada III, Esquire
          Fax:  (215) 564-8120

          If to the Agent:
          First Fidelity Bank, National Association
          91 East Main Street, Annex Building
          Moorestown, NJ  08057
          Attn: Mr. Douglas D. Dimmig, Vice President
          Fax:  (609) 273-3364

          With a copy to:
          First Fidelity Bank, National Association
          Legal Department
          123 South Broad Street
          Philadelphia, PA  19109
          Attn: S. Fain Hackney, Esquire
          Fax:  (215) 985-8973

          And with a copy to:
          Duane, Morris & Heckscher
          One Liberty Place
          Philadelphia, PA  19103
          Attn: Stephen D. Teaford, Esquire
          Fax:  (215) 979-1020

          If to any Bank:
          At the address of such Bank set forth
          on the signature pages hereof.

          Notice given by telecopy or other means of electronic transmission shall be deemed to have been given and received when sent. Notice by overnight courier shall be deemed to have been given and received on the date delivered. Notice by mail shall be deemed to have been given and received three (3) calendar days after the date first deposited in the United States Mail. Notice by hand delivery shall be deemed to have been given and received upon delivery. A party may change its address by giving written notice to the other party as specified herein.

          12.3 Costs, Expenses and Attorneys' Fees. Whether or not the transactions contemplated by this Agreement and the other Loan Documents are fully consummated, the Borrower shall promptly pay (or reimburse, as the Agent may elect) all reasonable costs and expenses which the Agent or any Bank has incurred or may hereafter incur in connection with the negotiation, preparation, and enforcement of this Agreement and the other Loan Documents, the collection of all amounts due hereunder and thereunder, and any amendment, modification, consent or waiver which may be hereafter requested by the Borrower or otherwise required. Such reasonable costs and expenses shall include, without limitation, the reasonable fees and disbursements of counsel to the Agent and the Banks, and similar costs and expenses incurred by the Agent and the Banks. Upon the occurrence of an Event of Default, such costs shall also include the fees of any accountants, consultants or other professionals retained by the Agent. The Borrower's reimbursement obligations under this Section shall survive any termination of this Agreement for a period of 90 days.

          12.4 Late Payment Fee. The Borrower shall pay a late payment fee in an amount equal to three percent (3%) of all amounts which have not been paid when due (i) to the Agent, for the benefits of the Banks, for payments under the Revolving Credit, and (ii) to First Fidelity for payments under the Existing Term Loans, unless such late payment is caused by the Agent's or any Bank's failure to charge an account for such payment.

          12.5 Survival of Covenants. This Agreement and all covenants, agreements, representations and warranties made herein and in any certificates delivered pursuant hereto shall survive the making of the Loans and the execution and delivery of the Notes and, subject to the provisions of Section
12.16 hereof, shall continue in full force and effect until all of the Obligations have been fully paid, satisfied and discharged.

          12.6 Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts and by the different parties on separate counterparts. Each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute one and the same Agreement. This Agreement shall be deemed to have been executed and delivered when the Bank has received counterparts hereof executed by all parties listed on the signature page(s) hereto.

          12.7 Headings. The headings of sections have been included herein for convenience only and shall not be considered in interpreting this Agreement.

          12.8 Payment Due On A Day Other Than A Business Day.  Subject to
Section 2.12, if any payment due or action to be taken under this Agreement or any Loan Document falls due or is required to be taken on a day which is not a Business Day, such payment or action shall be made or taken on the next succeeding Business Day and such extended time shall be included in the computation of interest.

          12.9 Judicial Proceedings. Each party to this Agreement agrees that any suit, action or proceeding, whether claim or counterclaim, brought or instituted by any party hereto or any successor or assign of any party, on or with respect to this Agreement or any of the other Loan Documents or the dealings of the parties with respect hereto, or thereto, shall be tried only by a court and not by a jury. EACH PARTY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY SUCH SUIT, ACTION OR PROCEEDING. Further, each party waives any right it may have to claim or recover, in any such suit, action or proceeding, any special, exemplary, punitive or consequential damages or any damages other than, or in addition to, actual damages. THE BORROWER ACKNOWLEDGES AND AGREES THAT THIS SECTION IS A SPECIFIC AND MATERIAL ASPECT OF THIS AGREEMENT.

          12.10 Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the Commonwealth of Pennsylvania without regard to the conflict of laws provisions thereof.

          12.11 Integration. This Agreement and the other Loan Documents constitute the sole agreement of the parties with respect to the subject matter hereof and thereof and supersede all oral negotiations and prior writings with respect to the subject matter hereof and thereof.

          12.12 Amendment and Waiver. With the written consent of the Required Banks, the Agent, acting on behalf of all the Banks, and the Borrower may from time to time enter into written agreements amending or changing any provision of this Agreement or any other Loan Document or the rights of the Banks or the Borrower hereunder or thereunder, and may grant written waivers or consents to a departure from the due performance of the obligations of the Borrower hereunder or thereunder, and any such agreement, waiver or consent made with such written consent shall be effective to bind all the Banks; provided, that, without the written consent of all the Banks, no such agreement, waiver or consent may be made which will:

               (a) Reduce the amount of any fees payable to any Bank hereunder;

               (b) Whether or not any Advances are outstanding, renew the Revolving Credit, extend the time for payment of principal or interest of any Advance, or reduce the principal amount of or the rate of interest borne by any Advance, or otherwise affect the terms of payment of the principal of or interest of any Advance;

               (c) Release any collateral or other security, if any, for the Borrower's obligations hereunder or under the other Loan Documents;

               (d)  Release any guarantor of the Obligations;

               (e)  Modify the Commitment of any Bank; or

               (f) Amend Sections 8.1, 8.2, 9.1, 12.12, the definition of Required Banks, the definition of Commitments, or the definition of Aggregate Commitment, or change any requirement providing for all of the Banks to authorize the taking of any action hereunder.

          12.13 Successors and Assigns.

               (a) Generally. This Agreement (i) shall be binding upon the Borrower, the Agent and the Banks and their respective successors and assigns, and (ii) shall inure to the benefit of the Borrower, the Agent and the Banks and their respective successors and assigns, provided, however, that the Borrower may not assign its rights hereunder or any interest herein without the prior written consent of all of the Banks, and any such assignment or attempted assignment by the Borrower shall be void and of no effect with respect to the Agent and the Banks. Neither the Agent nor any Bank may assign this Agreement or any other Loan Documents to any other financial institution, except for (i) an assignment by any Bank to an affiliate thereof engaged in commercial banking, (ii) an assignment by any Bank to any other Bank, and
(iii) where so ordered by applicable banking legislation or bank regulatory agencies without the prior written consent of the Borrower, which consent shall not be unreasonably withheld.

               (b) Participations. Notwithstanding Section 12.13(a) above, the Agent or any Bank may from time to time sell or otherwise grant participations in the Advances, the Loans, the Notes and all other Loan Documents, provided such sales or grants shall comply with federal and applicable state securities laws, provided further that any such participant agrees to be bound by the provisions of Section 11.4 hereof, and provided further that (i) the Agent's and the Banks' obligations under this Agreement shall remain unchanged, (ii) the Agent and the Banks shall remain solely responsible to the Borrower for the performance of such obligations and (iii) the Borrower shall continue to deal solely and directly with the Agent in connection with the Agent's and the Banks' rights and obligations under this Agreement. Notwithstanding the foregoing, upon the occurrence of an Event of Default, the holder of such a participation may exercise any and all rights of set-off with respect thereto, as fully as though the Borrower and the Guarantor were directly indebted to the holder of such participation in the amount of such participation. The Agent shall give notice to the Borrower of the grant of such participation; however, the failure to give such notice shall not affect any of the Agent's or any Bank's rights hereunder. The Agent or any Bank may furnish information in its possession concerning the Borrower to a participant, provided that the Agent or such Bank shall require such participant (whether prospective or otherwise) to agree in writing to maintain the confidentiality of such information to the same extent as would apply if such participant were a signatory to this Agreement. In addition to the participations permitted under this Section, any Bank may, without the consent of the Borrower or any other Bank, assign and pledge all or any portion of its Loans and its Note to any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any Operating Circular issued by such Federal Reserve Bank.

          12.14 Severability of Provisions. Any provision in this Agreement that is held to be inoperative, unenforceable, voidable, or invalid in any jurisdiction shall, as to that jurisdiction, be ineffective, unenforceable, void or invalid without affecting the remaining provisions in any other jurisdiction, and to this end the provisions of this Agreement are declared to be severable.

          12.15 Consent to Jurisdiction and Service of Process.  The
Borrower irrevocably appoints each and every officer of the Borrower as its attorneys upon whom may be served, by regular or certified mail at the address set forth in Section 12.2 hereof, the complaint or any other initial pleadings in any action or proceeding against it arising out of or in connection with this Agreement or any of the other Loan Documents; and the Borrower, the Agent and the Banks hereby consent that any action or proceeding by one of them against the other be commenced and maintained in any court within the Commonwealth of Pennsylvania or in the United States District Court for the Eastern District of Pennsylvania by service of process on any officer thereof; and the Borrower, the Agent and the Banks agree that the courts of the Commonwealth of Pennsylvania and the United States District Court for the Eastern District of Pennsylvania shall have jurisdiction with respect to the subject matter hereof and the person of the Borrower, the Agent and the Banks. Notwithstanding the foregoing, the Agent or any Bank, in its absolute discretion may also initiate proceedings in the courts of any other jurisdiction in which the Borrower may be found or in which any of its properties may be located.

          12.16 Indemnification

               (a) If, after receipt of any payment of all or any part of the Obligations, the Agent or any Bank is compelled to surrender such payment to any Person or entity for any reason (including, without limitation, a determination that such payment is void or voidable as a preference or fraudulent conveyance, an impermissible setoff, or a diversion of trust funds), then this Agreement and the other Loan Documents shall continue in full force and effect, and the Borrower shall be liable for, and shall indemnify, defend and hold harmless the Agent and such Bank with respect to the full amount so surrendered.

               (b) The Borrower shall indemnify, defend and hold harmless the Agent and each Bank with respect to any and all claims, expenses, demands, losses, costs, fines or liabilities of any kind (including, without limitation, those involving death, personal injury or property damage and including reasonable attorneys fees and costs) arising from or in any way related to any Hazardous Materials or dangerous environmental condition within, on, from, related to or affecting any real property owned or occupied by the Borrower.

               (c) The provisions of this section shall survive the termination of this Agreement and the other Loan Documents and shall be and remain effective notwithstanding the payment of the Obligations, the cancellation of any of the Notes, the release of any Encumbrance securing the Obligations or any other action which the Bank may have taken in reliance upon its receipt of such payment. Any cancellation of any of the Notes, release of any Encumbrance or other such action shall be deemed to have been conditioned upon any payment of the Obligations having become final and irrevocable.

          12.17     Confidentiality.         The parties agree that any
information concerning the Borrower, the Guarantor or any other Subsidiary of the Borrower given hereunder or in connection herewith which has been marked "Confidential" by the Borrower and which has not been made public in a filing or an exhibit to a filing made with the Securities and Exchange Commission, or by the issuance of a press release or which has not otherwise become in the public domain (without being released by any Bank) shall be deemed confidential and proprietary information of the Borrower, the Guarantor and any other Subsidiary of the Borrower ("Confidential Information"). The Agent and each Bank agree that they shall not disclose or release any Confidential
Information to any person (either orally or in writing,), except to (i) employees, agents, attorneys and accountants of the Agent or such Bank in the ordinary course of the Agent's or such Bank's business and in accordance with its customary practices and procedures, (ii) bank regulatory agencies and authorities; (iii) participants in the Loans and assignees of the Loans, and
(iv) pursuant to an order of court or governmental authority or subpoena or similar legal process. In such regard, any other bank which becomes (or is considering becoming) a participant in the Loans or an assignee of the Agent or any Bank shall be informed of, and shall expressly agree in writing to be bound by, the terms hereof as though such bank were a signatory hereto. The Agent and the Banks and any such participant or assignee shall have no liability to the Borrower for any breach of this paragraph except in the case of gross negligence or willful misconduct.

          IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their duly authorized officers on the date first above written.


Attest:                         CHECKPOINT SYSTEMS, INC.


By:_________________________    By:____________________________
Title:______________________    Title:_________________________

COMMITMENTS:

$ 12,000,000
                                FIRST FIDELITY BANK, NATIONAL
                                ASSOCIATION (successor by merger to
                                First Fidelity, N.A., South Jersey),
                                Individually and as Agent

                                By:
                                Title:

                                ADDRESS:
                                91 East Main Street
                                Annex Building
                                Moorestown, NJ 08057
                                Attention: Douglas D. Dimmig
                                           Vice President

$8,000,000                           MIDLANTIC BANK, N.A.

                                     By:
                                     Title:

                                     ADDRESS:
                                     6000 Midlantic Drive
                                     P.O. Box 6000
                                     Mt. Laurel, NJ 08054
                                     Attention: Denise Killen
                                                Vice President

$5,000,000
                                THE FIRST NATIONAL BANK OF BOSTON

                                By:
                                Title:

                                ADDRESS:
                                100 Federal Street
                                Mail Stop 01-09-05
                                Boston, MA 02106
                                Attention: Patti Stoll
                                           Director


- ----------------------------------
$25,000,000  Aggregate Commitment